Exhibit 10.3

Execution Version

$700,000,000

FIRST LIEN PARI PASSU CREDIT AGREEMENT

Dated as of June 13, 2023

among

SABRE GLBL INC.,

as Borrower,

SABRE HOLDINGS CORPORATION,

as Holdings,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent,

and

SABRE FINANCIAL BORROWER, LLC,

as Lender

i

ii

iii

TABLE OF CONTENTS

Page

SCHEDULES

1.01A	Guarantors
1.01B	Unrestricted Subsidiaries
1.01C	Certain Excluded Subsidiaries
1.01D	Reference Rate Determination Procedures
5.09(a)	Certain Tax Proceedings
5.10(a)	ERISA Compliance
5.11	Subsidiaries
6.12	Certain Post-Closing Obligations
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(j)	Scheduled Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
11.02	Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Term Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Reference Rate Calculation Spreadsheet
H	[Reserved]
I-1	Intercompany Note (Loan Party / Loan Party)
I-2	Intercompany Note (Loan Party Payor / Non-Loan Party Payee)
I-3	Intercompany Note (Loan Party Payee / Non-Loan Party Payor)
J-1	U.S. Tax Compliance Certificate (Lender – Non-Partnership)
J-2	U.S. Tax Compliance Certificate (Participant – Non-Partnership)
J-3	U.S. Tax Compliance Certificate (Lender – Partnership)
J-4	U.S. Tax Compliance Certificate (Participant – Partnership)
K	Junior Lien Intercreditor Agreement
L	PIK/Cash Interest Election

i

FIRST LIEN PARI PASSU CREDIT AGREEMENT

This FIRST LIEN PARI PASSU CREDIT AGREEMENT (this “Agreement”) is effective as of June 13, 2023, among SABRE GLBL INC., a Delaware corporation (the “Borrower”), SABRE HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), the other guarantors from time to time party hereto, SABRE FINANCIAL BORROWER, LLC, a Delaware limited liability Company, as the lender (the “Lender”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower is party to that certain Amended and Restated Credit Agreement, dated as of February 19, 2013, by and among the Borrower, as borrower, Holdings, as holdings, Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, and the lenders from time to time party thereto (as amended through the Ninth Term Loan B Refinancing Amendment, dated as of August 15, 2022, and as further amended, amended and restated, supplemented, or otherwise modified, including as set forth herein, the “Existing Credit Agreement”).

The Borrower has requested that the Lender extend credit to the Borrower in the form of Term Loans in an initial aggregate Dollar Amount of up to $700,000,000.

The proceeds of the Term Loans are being used by the Borrower solely to repurchase, through one or more tender offers, redemption, in the open market, in privately negotiated transactions or otherwise on the Closing Date, a portion of the Borrower’s outstanding (i) term loans under the Existing Credit Agreement (the “Existing Term Loans”), (ii) 9.250% senior secured notes due 2025 (the “April 2025 Notes”), (iii) 7.375% senior secured notes due 2025 (the “September 2025 Notes” and, together with the April 2025 Notes, the “2025 Secured Notes”) and (iv) 11.250% senior secured notes due 2027 (the “December 2027 Notes”; and the December 2027 Notes together with the Existing Term Loans and the 2025 Secured Notes, collectively, the “Existing First Lien Obligations”).

The Lender has indicated its willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined using such definitions as if references to Holdings, the Borrower and the Restricted Subsidiaries therein were to such Acquired Entity or Business and its Subsidiaries or such Converted Restricted Subsidiary and its Subsidiaries, as the case may be), all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent appointed pursuant to Section 10.09.

“Administrative Agent Fee Letter” means the fee letter, dated the Closing Date, by and between the Administrative Agent and the Borrower, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.

“Administrative Agent’s Account” means the Administrative Agent’s account as the Administrative Agent may from time to time provide in writing to the Borrower and the Lender.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Administrative Agent, any other Agent or the Lender nor any of its or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorneys-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent and the Supplemental Administrative Agents (if any).

“Agreement” means this First Lien Pari Passu Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Applicable Make-Whole Amount” means, with respect to any applicable voluntary repayment or prepayment, mandatory prepayment pursuant to Section 2.05(b)(iii) or acceleration (whether automatically or optionally) of outstanding Loans, an amount equal to the present value of (a) all scheduled interest payments (calculated (i) on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment, prepayment or acceleration (whether automatically or optionally), (ii) assuming that future interest payments are payable as PIK Interest during the PIK/Cash Interest Election Period and (iii) on the basis of actual days elapsed over a year of three hundred sixty (360) days) due on such Loans subject to such event up to and including the second anniversary of the Closing Date (the “First Call Date”), and (b) the applicable Prepayment Premium payable immediately after the First Call Date if such payment or acceleration were occurring at such time, in each case of clauses (a) and (b), computed using a discount rate equal to the Treasury Rate three Business Days prior to such repayment, prepayment or acceleration date (whether automatically or optionally) plus 50 basis points.

“Applicable Spread” means (i) in the case of interest paid in cash (including on all or a portion of the Loans pursuant to the applicable PIK/Cash Interest Election), 0.25% per annum and (ii) in the case of interest paid in kind as PIK Interest (including on all or a portion of the Loans pursuant to the applicable PIK/Cash Interest Election), 1.75% per annum.

“Assignee” has the meaning specified in Section 11.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D, with such adjustments thereto as the Borrower and the Administrative Agent may reasonably agree, or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings as of December 31, 2022, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for Holdings for the fiscal year ended December 31, 2022.

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(i) $725,000,000; plus

(ii) an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income of Holdings, the Borrower and the Restricted Subsidiaries for the Available Amount Reference Period; plus

(iii) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than Permitted Equity Issuances made pursuant to Section 9.04(a)) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date (as defined in the Existing Credit Agreement as in effect as of the Closing Date) through and including the Reference Date; plus

(iv) to the extent not (A) already included in the calculation of Consolidated Net Income of Holdings, the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date (as defined in the Existing Credit Agreement as in effect as of the Closing Date) through and including the Reference Date; plus

(v) to the extent not (A) already included in the calculation of Consolidated Net Income of Holdings, the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date (as defined in the Existing Credit Agreement as in effect as of the Closing Date) through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus

(vi) to the extent not (A) already included in the calculation of Consolidated Net Income of Holdings, the Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(i), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date (as defined in the Existing Credit Agreement as in effect as of the Closing Date) through and including the Reference Date; plus

(vii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary the fair market value (which, if the fair market value of such Investment shall exceed $100,000,000, shall be determined in good faith by the board of directors of the Borrower, whose resolution with respect thereto will be delivered to the Administrative Agent) of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 7.02 (except for Investments made in reliance on Section 7.02(o)(ii)); minus

(viii) the aggregate amount of any Investments made pursuant to Section 7.02(o)(ii) and the parenthetical to Section 7.02(d)(iv)(B)(I), any Indebtedness incurred pursuant to Section 7.03(n)(i), any Restricted Payment made pursuant to Section 7.06(n)(ii) or any payment made pursuant to Section 7.11(a)(iv)(B), in each case during the period commencing on the Closing Date and ending on or prior to the Reference Date (and, for purposes of this clause (viii), without taking account of the intended usage of the Available Amount on such Reference Date); minus

(ix) the aggregate amount of any Investments made, Indebtedness incurred, or Restricted Payments made under the Existing Credit Agreement (as in effect as of the Closing Date) in reliance on the definition of “Available Amount” therein. in each case during the period commencing on the Closing Date (as defined in the Existing Credit Agreement as in effect as of the Closing Date) and ending on or prior to the Closing Date.

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on January 1, 2013 and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Affected Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement; provided that, to the extent the existing Borrower, in accordance with and solely to the extent permitted by Section 7.04(d), merges with another Person and is not the continuing or surviving corporation, “Borrower” shall mean the applicable Successor Borrower.

“Borrowing” means a borrowing consisting of Term Loans made on the same day.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City.

“Business Successor” means (a) any former Subsidiary of the Borrower and (b) any Person that, after the Closing Date, has acquired, merged or consolidated with a Subsidiary of the Borrower (that results in such Subsidiary ceasing to be a Subsidiary of the Borrower), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Borrower.

“Capital Expenditures” means, for any period, (a) the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by Holdings, the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings, the Borrower and the Restricted Subsidiaries and (b) Capitalized Software Expenditures.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 6.01.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) (a) Canadian Dollars, Yen, Sterling, Euros or any national currency of any participating member state of the EMU or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (7) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower); and

(11) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For purposes of determining the maximum permissible maturity of any investments described in clauses (1) through (11) or the immediately preceding two paragraphs, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Catch-Up Payments” has the meaning specified in the definition of “Consolidated Interest Expense”.

“Ceiling Rate” means, (i) with respect to the all-in interest rate applicable to cash interest rate payments, 17.50% and (ii) with respect to the all-in interest rate applicable to PIK Interest payments, 19.00%.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the earliest to occur of:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than forty (40) % of the then outstanding voting stock of Sabre Parent;

(b) the board of directors of Sabre Parent shall cease to consist of a majority of the Continuing Directors;

(c) any “Change of Control” (or any comparable term) in any document pertaining to any Indebtedness of Holdings and its Subsidiaries with an outstanding principal amount in excess of the Threshold Amount; or

(d) (i) Holdings ceasing to be a direct or indirect Wholly-Owned Subsidiary of Sabre Parent or (ii) the Borrower ceasing to be a direct Wholly Owned Subsidiary of Holdings.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Commitment” means the Lender’s obligation to make a Term Loan on the Closing Date to the Borrower pursuant to Section 2.01(a)(i) in the amount of $700,000,000.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties (if any).

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.12 at such time, duly executed by each Loan Party thereto and (ii) if then in effect, each Intercreditor Agreement, in each case duly executed by each Loan Party thereto;

(b) except to the extent otherwise provided hereunder or under any Collateral Document, all Obligations shall have been unconditionally guaranteed (the “Guaranties”) by Holdings, each Restricted Subsidiary of the Borrower that is a Wholly Owned Material Domestic Subsidiary and not an Excluded Subsidiary (including those that are listed on Schedule 1.01A hereto (each such Subsidiary which is a Guarantor under the Guaranty, a “Guarantor”));

(c) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a first-priority security interest (if then in effect, subject to the terms of each Intercreditor Agreement) in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries, and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g)) of each wholly and directly owned Material Domestic Subsidiary of the Borrower or any Guarantor and (iii) 65% of the issued and outstanding voting Equity Interests (and 100% of the issued and outstanding non-voting Equity Interests, if any) of each Wholly Owned Material Foreign Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary of the Borrower that is a Guarantor (with such reduction in the amount of Equity Interests pledged as may be necessary to take into account Equity Interests that have been indirectly pledged through a pledge of Equity Interests in any Domestic Subsidiary that is disregarded for purposes of U.S. federal income tax);

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a perfected security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities, filing UCC financing statements or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including accounts (other than deposit accounts or other bank or securities accounts and any Securitization Assets), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing) and all Equity Interests in the Borrower owned by Holdings, in each case, with the priority required by the Collateral Documents and, if then in effect, each Intercreditor Agreement; provided that security interests in real property shall be limited to the Mortgaged Properties; and

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 or 6.12 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein (if then in effect, subject to the terms of each Intercreditor Agreement), free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent (acting at the direction of the Lender) may reasonably request and (iii) such existing surveys, existing abstracts and existing appraisals in the possession of the Borrower and such legal opinions and other documents as the Administrative Agent (acting at the direction of the Lender) may reasonably request with respect to any such Mortgaged Property.

(g) The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, (i) “Excluded Assets” and “Excluded Securities”, each as defined in the Security Agreement and (ii) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (acting at the direction of the Lender) and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lender therefrom.

The Administrative Agent (acting at the direction of the Lender) may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where the Lender reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases and (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent (acting at the direction of the Lender) and the Borrower.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Intercreditor Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lender pursuant to Section 6.11 or Section 6.12, the Guaranty, the Intercreditor Joinder Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means the Closing Date Commitment.

“Committed Loan Notice” means a written notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commitment Letter” means that certain Commitment Letter, dated as of May 25, 2023, by and among the Borrower and the other Commitment Parties (as defined therein).

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” means, for any period, the total amount of depreciation and amortization expense of Holdings, the Borrower and the Restricted Subsidiaries, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, to the extent the same were taken into account in calculating such Consolidated Net Income and the net tax expense associated with any adjustments made pursuant to clauses (a) through (m) of the definition of Consolidated Net Income; plus

(ii) total interest expense of Holdings, the Borrower and the Restricted Subsidiaries and, to the extent not reflected in such total interest expense, any losses with respect to obligations under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, and costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, expenses or charges (other than depreciation or amortization expense) related to any acquisition, investment, asset disposition, incurrence or repayment of indebtedness (including such fees, expenses or charges related to the Loans and any credit facilities), issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Loans and any credit facilities) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (x) whether or not successful and (y) in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(v) the amount of any restructuring charges, integration and facilities opening costs or other business optimization expenses, one-time restructuring costs incurred in connection with acquisitions made after the Closing Date, project start-up costs, costs related to the closure and/or consolidation of facilities, in each case to the extent deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(vi) any other non-cash charges, (collectively, the “Non-Cash Charges”) including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent deducted (and not added back) in such period in calculating such Consolidated Net Income; plus

(viii) the amount of board of directors fees and management, monitoring, consulting, advisory and other fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the extent permitted by Section 7.08(e) and deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(ix) the amount of “run-rate” cost savings projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months of such period (which cost savings shall be (i) added back to Consolidated EBITDA until realized, (ii) subject only to certification by management of the Borrower and (iii) calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action); plus

(x) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xi) any costs or expense incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or the Borrower or net cash proceeds of an issuance of Equity Interests of Holdings or the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are Not Otherwise Applied; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii) Initial Public Company Costs; and

(b) decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, non-cash gains increasing Consolidated Net Income for such period, excluding (x) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (y) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period, in each case determined on a consolidated basis for Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP (to the extent applicable); provided that

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by Holdings, the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) determined on a historical Pro Forma Basis, and (B) an adjustment in respect of each Acquired Entity or Business or Converted Restricted Subsidiary equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in a certificate executed by a Responsible Officer and delivered to the Lender and the Administrative Agent;

(II) for purposes of determining the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Senior Secured First-Lien Net Leverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations (other than if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period) by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition) determined on a historical Pro Forma Basis.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(a) the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of Holdings, the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, and

(b) any cash payments made during such period by Holdings, the Borrower and the Restricted Subsidiaries in respect of obligations referred to in clause (ii) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Original Transaction or any Permitted Acquisition), but excluding, however:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest,

(ii) the accretion or accrual of discounted liabilities during such period,

(iii) any interest in respect of items excluded from Indebtedness in clause (d) of the definition thereof,

(iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133 and all costs associated with Swap Contracts,

(v) any one-time cash costs associated with breakage in respect of Swap Contracts for interest rates, and

(vi) all non-recurring cash interest expenses consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees.

(c) For purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

(d) Notwithstanding the foregoing, Consolidated Interest Expense for any period shall not include any cash payments made in such period on account of accrued interest with respect to any Qualified Holding Company Debt to the extent such payments are required by the terms of such Indebtedness to be made before the close of any “accrual period” (as defined in Treasury Regulation Section 1.1272-1(b)(1)(ii)) ending after five years from the date of original issuance of such Indebtedness (any such cash payments, “Catch-Up Payments”); provided, however that, notwithstanding the foregoing and solely for purposes of determining compliance with clause (ii) of Section 7.06(o) and not for purposes of determining compliance with any other test or covenant hereunder, any Catch-Up Payments that are made in any period with the proceeds of Restricted Payments made pursuant to Section 7.06(o) shall be included in Consolidated Interest Expense for such period.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Borrower and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction or any multi-year strategic cost-saving initiatives), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded, in each case in accordance with GAAP,

(c) the net income (loss) for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings, the Borrower or a Restricted Subsidiary thereof in respect of such period,

(d) effects of adjustments resulting from the application of purchase accounting in relation to the Original Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(e) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swaps Contracts or (iii) other derivative instruments shall be excluded,

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(g) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees or consultants shall be excluded,

(h) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of indebtedness (including such fees, expenses or charges related to the Loans and any credit facilities), issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Loans and any credit facilities) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded,

(i) accruals and reserves that are established within twelve months after the closing of any acquisition that are required to be established as a result of such acquisition in accordance with GAAP shall be excluded,

(j) losses or gains on asset sales (other than asset sales made in the ordinary course of business) shall be excluded,

(k) any net income (loss) from disposed or discontinued operations shall be excluded,

(l) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded, and

(m) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts and the application of Statement of Financial Accounting Standards No. 133; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of Holdings, the Borrower and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Senior Secured First-Lien Indebtedness” means, as of any date of determination, (a) the aggregate amount of Senior Secured First-Lien Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Original Transaction, any Permitted Acquisition or other Investment permitted hereunder) consisting only of Senior Secured First-Lien Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Senior Secured First-Lien Indebtedness shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) Letters of Credit (as defined in the Existing Credit Agreement as in effect as of the Closing Date), except to the extent of Unreimbursed Amounts (as defined in the Existing Credit Agreement as in effect as of the Closing Date) thereunder, (iii) Unrestricted Subsidiaries and (iv) obligations under Swap Contracts.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, (a) the aggregate amount of Senior Secured Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Original Transaction, any Permitted Acquisition or other Investment permitted hereunder) consisting only of Senior Secured Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Senior Secured Indebtedness shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) Letters of Credit (as defined in the Existing Credit Agreement as in effect as of the Closing Date), except to the extent of Unreimbursed Amounts (as defined in the Existing Credit Agreement as in effect as of the Closing Date) thereunder, (iii) Unrestricted Subsidiaries and (iv) obligations under Swap Contracts.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate amount of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Original Transaction, any Permitted Acquisition or other Investment permitted hereunder) consisting only of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Total Indebtedness shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) Letters of Credit (as defined in the Existing Credit Agreement as in effect as of the Closing Date), except to the extent of Unreimbursed Amounts (as defined in the Existing Credit Agreement as in effect as of the Closing Date) thereunder, (iii) Unrestricted Subsidiaries and (iv) obligations under Swap Contracts.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans (as defined in the Existing Credit Agreement as in effect as of the Closing Date), Swing Line Loans (as defined in the Existing Credit Agreement as in effect as of the Closing Date) and L/C Obligations (as defined in the Existing Credit Agreement as in effect as of the Closing Date) to the extent otherwise included therein, (c) the current portion of interest, (c) the current portion of current and deferred income taxes, (d) the current portion of any Capitalized Lease Obligations and (e) deferred revenue arising from cash receipts that are earmarked for specific projects.

“Continuing Director” means, at any date, any individual (a) who is a director of Sabre Parent on the Closing Date or (b) whose nomination for election to the board of directors of Sabre Parent is recommended by a majority of the then Continuing Directors.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA”.

“Credit Extension” means a Borrowing.

“Cure Expiration Date” has the meaning specified in Section 9.04(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Ceiling Rate applicable for PIK Interest (whether or not the PIK/Cash Interest Election Period is then in effect) plus (b) 3.00% per annum.

“Designated Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings with such country or territory (currently, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent and the Lender, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined using such definitions as if references to Holdings, the Borrower and the Restricted Subsidiaries therein are to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries, as the case may be), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease, abandonment or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Prepayment Percentage” has the meaning specified in Section 2.05(b)(ii)(A).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time such Disqualified Equity Interests are issued; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time, the principal amount thereof then outstanding.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is organized under the Laws of the United States, any State thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 11.07(b).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws (including common law) relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) , but excluding any debt security that is convertible into, or exchangeable for, capital stock prior to such conversion or exchange.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Borrower and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings or the Borrower or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings or the Borrower or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or the Borrower or any of their respective ERISA Affiliates; (g) the requirements of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) apply with respect to a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan, and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; (h) an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA exists, or an application for a minimum funding standard waiver or modification has been filed (including any required installment payments) with respect to a Plan; (i) the failure to make any required contribution to any Plan, Multiemployer Plan or Foreign Plan; (j) the existence of an Unfunded Current Liability with respect to a Plan; (k) the institution of a proceeding pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (l) a liability has been incurred or is likely to be incurred by Holdings or the Borrower or any of their respective ERISA Affiliates with respect to a Plan under Section 4063, 4064, 4069 or 4212 of ERISA or Section 436 of the Code; (m) the occurrence of a “default,” within the meaning of Section 4219(c)(5) of ERISA, with respect to any Plan; or (n) a material liability has been incurred by Holdings or the Borrower or any Subsidiary of Holdings or the Borrower pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Plan.

“Erroneous Payment” shall have the meaning assigned to such term in Section 10.12(a).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 10.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful single currency of the European Union.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of Holdings for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in Consolidated Net Income, over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (k) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans and (Y) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Y), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by Holdings, the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries;

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), 7.06(g), 7.06(h), 7.06(i), 7.06(j) (to the extent any such Restricted Payment was permitted to be made in reliance on clause (f), (g), (h), (i), (k), or (l) of Section 7.06 at the time of declaration thereof), 7.07(k) and 7.06(l) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries;

(ix) the aggregate amount of expenditures actually made by Holdings, the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period or (B) any planned cash capital expenditures by Holdings, the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in each case relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any Securitization Subsidiary, (c) each Subsidiary listed on Schedule 1.01C hereto, (d) any Subsidiary that is prohibited by contractual requirements existing on the date of the acquisition of such Subsidiary (other than contractual requirement entered into by such Subsidiary in contemplation of such acquisition) or applicable Law from guaranteeing the Obligations, (e) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (f) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (g) any other Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent (acting at the direction of the Lender, and following such direction, confirmed in writing by notice to the Borrower), the burden or cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be outweigh the benefits to be obtained by the Lender therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower and (h) each Unrestricted Subsidiary, (i) not-for-profit subsidiaries, (j) any Captive Insurance Subsidiary, (k) each Immaterial Subsidiary; provided that the Borrower may at any time and in its sole discretion, upon notice to the Administrative Agent, deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents..

“Existing Debt Repurchase” means the Borrower’s repurchase of the applicable Existing First Lien Obligations.

“Existing Intercreditor Agreement” means the Intercreditor Agreement by and among the Borrower, the administrative agent under the Existing Credit Agreement, the trustee under the Existing Senior Secured Notes Indenture, the collateral agent under the Existing Senior Secured Notes Indenture and the other grantors party thereto, dated as of May 9, 2012, as supplemented by the Intercreditor Joinder Agreement No. 1, the Intercreditor Joinder Agreement No. 2, the Intercreditor Joinder Agreement No. 3, the Intercreditor Joinder Agreement No. 4, the Intercreditor Joinder Agreement No. 5, the Assumption Agreement to the Intercreditor Agreement by PRISM Group, Inc. and PRISM Technologies, LLC, dated as of April 14, 2015, the Assumption Agreement to the Intercreditor Agreement by Nexus World Services, Inc., IHS US Inc., Innlink, LLC, and TravLynx LLC, dated as of June 1, 2016, the Assumption Agreement to the Intercreditor Agreement by RSI Midco, Inc. and Radixx Solutions International, Inc., dated as of April 13, 2020, the Assumption Agreement to the Intercreditor Agreement by Sabre GDC, LLC, dated as of May 14, 2021, the Assumption Agreement to the Intercreditor Agreement by Flight Operations Holdings, LLC, dated as of November 14, 2021, and the Intercreditor Joinder Agreement and as the same may be further amended, amended and restated, modified, renewed or replaced from time to time, including without limitation to add Additional First Lien Secured Parties.

“Existing Senior Secured Notes” means the Borrower’s $800,000,000 8.500% Senior Secured Notes due 2019, issued pursuant to the Existing Senior Secured Notes Indenture.

“Existing Senior Secured Notes Indenture” means that certain Indenture dated as of May 9, 2012, with Wells Fargo Bank, National Association, as trustee, as modified by the first supplemental indenture dated as of December 31, 2012, with Wells Fargo Bank, National Association, as trustee, and as the same may be amended, supplemented or otherwise modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time in accordance herewith.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) for the day of such transactions received by the Administrative Agent from three commercial of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated as of May 25, 2023, by and among the Borrower and the Commitment Parties party thereto.

“Financial Indebtedness” means Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments.

“Financial Performance Covenant” means the covenant set forth in Article VIII of the Existing Credit Agreement (as in effect as of the Closing Date).

“Floor Rate” means, (i) with respect to the all-in interest rate applicable to cash interest rate payments, 11.50% and (ii) with respect to the all-in interest rate applicable to PIK Interest payments, 13.00%.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(vii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(vii).

“Foreign Plan” means any material employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Funding Direction Letter” means that certain Funding Authorization Letter, dated as of the date hereof, by the Borrower, directing the Administrative Agent to distribute the proceeds of the Term Loans made on the Closing Date in accordance with the funds flow memorandum attached thereto.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of International Financial Reporting Standards) on the operation of such provision (or if the Administrative Agent (acting at the direction of the Lender) notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of International Financial Reporting Standards), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 11.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligation” has the meaning specified in the Guaranty.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guaranty” means the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and obligations under Swap Contracts) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any parent of Holdings appearing upon the balance sheet of the Holdings solely by reason of push-down accounting under GAAP shall be excluded. For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Indebtedness and (B) in the case of Holdings and its Subsidiaries, exclude (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.08.

“Initial Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity securities held by the public, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the initial listing of such Person’s equity securities on a national securities exchange; provided that any such costs arising from the costs described above in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange shall not constitute Initial Public Company Costs.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means an intercompany note substantially in the form attached hereto as Exhibit I-1, I-2 or I-3.

“Intercreditor Agreement” means, as applicable, (a) the Existing Intercreditor Agreement, and/or (b) an intercreditor agreement among the Borrower, the other Loan Parties, the Administrative Agent and one or more Senior Representatives representing holders of each series of Permitted Junior Priority Debt or any Indebtedness secured by Liens pursuant to Section 7.01(ii), as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Loan Parties and consistent with those terms provided in the Junior Lien Intercreditor Term Sheet attached hereto as Exhibit K, as such intercreditor agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Intercreditor Joinder Agreement” means the Additional Senior Class Debt Joinder Agreement No. 6 to the Existing Intercreditor Agreement, which joinder agreement satisfies the requirements of Section 5.13 of the Existing Intercreditor Agreement and ensures that the Obligations hereunder are pari passu with the Existing First Lien Obligations.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Payment Date” means the last day of each Interest Period applicable to such Loan and the Maturity Date.

“Interest Period” means as to each Loan, the period commencing on the date such Loan is made to the Borrower and ending on the date three months thereafter and each successive three-month anniversary thereof; provided that any Interest Period that would otherwise end on a day that is not a Business Day shall end on the immediately preceding Business Day.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, (x) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (y) accounts receivable, credit and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants, in each case made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Responsible Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

For purposes of Section 7.02, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Responsible Officer. In addition,

“Investments” shall also include Guarantees for the benefit of Business Successors, and, for the purposes of covenant compliance, the amount of any such Investment in respect of any such Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” has the meaning specified in Section 7.11(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and its successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to the Lender, the office or offices of the Lender described as such in the Lender’s Administrative Questionnaire, or such other office or offices as the Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed a Lien.

“Loan” means the loans made by the Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Intercreditor Joinder Agreement, (iii) the Term Notes, (iv) the Guaranty, (v) the Collateral Documents, and (vi) the Administrative Agent Fee Letter, (vii) the Funding Direction Letter, and (viii) on and after the execution and delivery thereof, each Intercreditor Agreement, and any amendments to, and/or amendments and restatements of, any of the foregoing and any other document designated as such by the Administrative Agent (acting at the direction of the Lender) and the Borrower.

“Loan Parties” means, collectively, (i) the Borrower, (ii) Holdings and (iii) each other Person that is or is required to become a Guarantor under the Collateral and Guarantee Requirement.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a circumstance or condition affecting the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Loan Parties (taken as a whole) to perform their respective obligations under any Loan Document to which any of the Loan Parties is a party or (b) the rights and remedies of the Lender or the Administrative Agent under any Loan Document.

“Material Asset” means any asset or property (including, for the avoidance of doubt, any intellectual property or intangible property) owned by or licensed to any Guarantor (as defined in the SPV Term Facility) or any Subsidiary thereof that is material to the continued operation of the business of such Guarantor (as defined in the SPV Term Facility) or any such Subsidiary thereof, exclusive of cash or Cash Equivalents; provided that, (i) any assets or property (other than cash or Cash Equivalents) with a Fair Market Value of $2,000,000 or greater (as determined by the Lender in good faith) shall be deemed a Material Asset and (ii) any asset or property which itself would not constitute a Material Asset but if transferred with other properties or assets in a series of related transactions would, collectively, constitute Material Assets (other than by virtue of the immediately preceding clause (i)) shall constitute a Material Asset if so transferred (or so proposed to be transferred) with such other properties or assets.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of the Total Assets of Holdings, the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of the Total Assets of Holdings, the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any fee-owned parcel of real property (including fixtures) located in the United States owned by any Loan Party (x) that is not located in a “special flood hazard zone” and (y) with a Fair Market Value in excess of $20,000,000 (on the Closing Date or at time of acquisition or, in the case of an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary and becomes a Loan Party, at the time of designation).

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means December 15, 2028.

“Maximum Rate” has the meaning specified in Section 11.10.

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecations and mortgages made by the Loan Parties in favor or for the benefit of the Administrative agent on behalf of the Lender in form and substance reasonably satisfactory to the Administrative Agent and the Lender, and any other mortgages executed and delivered pursuant to Section 6.11 and 6.12.

“Mortgage Policies” has the meaning specified in Section 6.12(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the period since December 31, 2001, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings, the Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) paid or estimated to be payable in connection therewith (including withholding taxes imposed on the repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E) above; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000, (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $25,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)) and (z) net cash proceeds from Dispositions permitted pursuant to Section 7.05(j) shall not constitute Net Cash Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any direct or indirect parent of the Borrower, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) (x) withholding taxes imposed on the repatriation of any cash received by a Foreign Subsidiary in connection with such incurrence or issuance and (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or any other obligation under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest,, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of any Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations” means the Trading with the Enemy Act, as amended from time to time, and each of the foreign assets control regulations of the United States Department of the Treasury (31 CFR Subtitle B, Chapter V, as amended from time to time) and any other enabling legislation or executive order relating thereto.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(h).

“Outstanding Amount” means with respect to the Term Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Participant” has the meaning specified in Section 11.07(e).

“Participant Register” has the meaning specified in Section 11.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings, the Borrower or any of their respective ERISA Affiliates or to which Holdings, the Borrower or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since December 31, 2001.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted hereunder.

“Permitted First Lien Debt” means (i) all Indebtedness incurred pursuant to Section 7.03(b) that is (and at the time of incurrence is) secured by all or any portion of the Collateral on a pari passu lien-priority basis with the Obligations and (ii) all Permitted Refinancings of Indebtedness described in preceding clause (i) (and this clause (ii)) or of theretofore outstanding Permitted First Lien Debt pursuant to Section 7.03(b), in each case which are secured by all or any portion of the Collateral, in all cases on a pari passu lien-priority basis with the Obligations; provided that in the case of any Indebtedness described above,, the same shall constitute Permitted First Lien Debt only if (1) such Indebtedness is (x) not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (y) not guaranteed by any Subsidiaries other than the Guarantors, (2) the security agreements and guarantees relating to such Indebtedness have terms substantially the same as the terms of the Collateral Documents and the Guaranty are to the Secured Parties (with such differences as are reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender)) and (3) a Senior Representative acting on behalf of holders of such Indebtedness shall have become party to an applicable Intercreditor Agreement (as described in clause (a) of the definition thereof); provided further that if such Indebtedness is the initial Permitted First Lien Debt as described in clause (B) above incurred by the Borrower, then the Borrower, the Guarantors, the Administrative Agent (acting at the direction of the Lender) and the Senior Representative for such Indebtedness shall have executed and delivered an applicable Intercreditor Agreement. Permitted First Lien Debt will include any Registered Equivalent Notes issued in exchange therefor so long as subject to the Intercreditor Agreement referenced above.

“Permitted Junior Priority Debt” means (i) all Indebtedness incurred pursuant to Section 7.03(b) that is (and at the time of incurrence is) secured by all or any portion of the Collateral on a junior and subordinated lien-priority basis with the Obligations and (ii) all Permitted Refinancings of Indebtedness described in preceding clause (i) (and this clause (ii)) or of theretofore outstanding Permitted First Lien

Debt pursuant to Section 7.03(b), in each case which are secured by all or any portion of the Collateral, in all cases on a junior and subordinated lien-priority basis with the Obligations; provided that in the case of any Indebtedness described above, same shall constitute Permitted Junior Priority Debt only if (1) such Indebtedness is (x) not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (y) is not guaranteed by any Subsidiaries other than the Guarantors, (2) the security agreements and guarantees relating to such Indebtedness have terms not more favorable to the respective creditors than the terms of the Collateral Documents and the Guaranty are to the Secured Parties (with such differences as are reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender)) and (3) a Senior Representative acting on behalf of holders of such Indebtedness shall have become party to an applicable Intercreditor Agreement (as described in clause (b) of the definition thereof); provided further, that if such Indebtedness is the initial Permitted Junior Priority Debt as described above incurred by the Borrower, then the Borrower, the Guarantors, the Administrative Agent (acting at the direction of the Lender) and the Senior Representative for such Indebtedness shall have executed and delivered an applicable Intercreditor Agreement. Permitted Junior Priority Debt will include any Registered Equivalent Notes issued in exchange therefor so long as subject to the Intercreditor Agreement referenced above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized and undrawn letters of credit thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b), (e) and (y), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Permitted Refinancing), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), (i) at the time thereof, no Event of Default shall have occurred and be continuing and (ii) such Indebtedness if guaranteed, shall only be guaranteed by the same obligors and if secured, shall only be secured by the same assets as the Indebtedness being refinanced and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), Qualified Holding Company Debt or Junior Financing, (i)(x) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lender as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (y) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is secured by a junior Lien on the Collateral, such modification, refinancing, refunding, renewal or extension is unsecured or remains secured by a junior Lien on the Collateral and (z) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension remains unsecured, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lender than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Lender) notifies the Borrower within such five Business Day period that the Lender disagree with such determination (including a reasonable description of the basis upon which the Lender disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and not Guaranteed by any Person other than any Person that has guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Notes” means subordinated notes issued by the Borrower or a Guarantor, provided that (a) the terms of such notes provide for customary subordination of such notes to the Obligations and do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the Maturity Date then in effect, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default and (b) the covenants, events of default, guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Directors of the Borrower to be market rates and premiums at the time of issuance of such notes), taken as a whole, are determined by the Board of Directors of the Borrower to be market terms on the date of issuance and in any event are not more restrictive on the Borrower and the Restricted Subsidiaries, or materially less favorable to the Lender, than the terms of the Loan Documents and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions, provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Lender) notifies the Borrower within such five Business Day period that the Lender disagrees with such determination (including a reasonable description of the basis upon which the Lender disagrees).

“Permitted Unsecured Debt” means (i) all Indebtedness incurred pursuant to Section 7.03(b) that is (and at the time of incurrence is) unsecured, and (ii) all Permitted Refinancings of Indebtedness described in preceding clause (i) (and this clause (ii)), in each case which are unsecured; provided that in the case of any Indebtedness described above, same may be guaranteed on an unsecured basis by all or any of the Guarantors.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK/Cash Interest Election” means a written request by the Borrower substantially in the form of Exhibit L delivered in accordance with Section 2.08(c), for the interest accruing on the portion of the Loans specified therein (which portions shall be 25%, 50%, 75%, or 100% of the total interest payment) to be payable as cash interest on the then next succeeding Interest Payment Date.

“PIK/Cash Interest Election Period” means the period beginning on the Closing Date through and including the last Interest Payment Date occurring on or prior to December 31, 2025.

“PIK Interest” shall have the meaning specified in Section 2.08(c).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by Holdings, the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Planned Expenditures” has the meaning specified in the definition of “Excess Cash Flow”.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Premium” means, in connection with any voluntary prepayment or any repayment as a result of an acceleration (but not any mandatory prepayment other than a prepayment under Section 2.05(b)(iii)), a premium on the Loans that are subject to such event as set forth below opposite the relevant period:

Period	Prepayment Premium:
On or prior to the 2nd anniversary of the Closing Date	Applicable Make-Whole Amount (calculated assuming that all future interest payments are payable in-kind during the PIK/Cash Interest Election Period)

After the 2nd anniversary of the Closing Date and on or prior to the 3rd anniversary of the Closing Date	25% of the applicable per annum interest rate at such time, calculated as set forth in Section 2.08 and assuming that all interest payments are payable in-kind during the PIK/Cash Interest Election Period

Thereafter:	Par

For the avoidance of doubt, the Administrative Agent shall not have any duty or obligation to calculate the Prepayment Premium.

“Pro Forma Adjustment” means, for any Test Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) prior to or during such Post-Transaction Period for the purposes of realizing reasonably identifiable and factually supportable cost savings, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $50,000,000 and (ii) so long as such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) prior to or during such Post-Transaction Period , as applicable, the cost savings or such additional costs related to such actions, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the Interest on such Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an applicable interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such option rate chosen as the Borrower or Restricted Subsidiary may designate.

“Projections” shall have the meaning specified in Section 6.01(c).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” shall mean unsecured Indebtedness of Holdings (or any direct or indirect parent thereof), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity of the Term Loans (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those in the Credit Agreement; provided that a certificate of an Responsible Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is five years from the date of the issuance or incurrence thereof and (ii) the date that is ninety one days after the final maturity of the Term Loans (as in effect on the Closing Date) (it being understood that this clause (c) shall not prohibit Indebtedness the terms of which permit the issuer thereof to elect, at its option, to make payments in cash of interest or other amounts in respect of the principal thereof prior to the date determined in accordance with clauses (i) and (ii) of this clause (c)) and (d) that is not Guaranteed by the Borrower or any Restricted Subsidiary.

“Qualified Securitization Financing” means the Qualified Securitization Financing (as defined in the Existing Credit Agreement as in effect as of the Closing Date) in an aggregate principal amount not to exceed $200,000,000 (or any Permitted Refinancing (as defined in the Existing Credit Agreement as in effect as of the Closing Date) thereof).

“Reference Indebtedness” means any Indebtedness (other than Indebtedness under the SPV Term Facility or this Agreement or any securitization facility or special purpose financing of any joint venture) of the Borrower and any of its affiliates that is secured.

“Reference Rate” means, with respect to any Interest Period, the rate per annum calculated by taking the average for the last 20 trading days prior to the RR Calculation Date for such Interest Period (such 20 day period, the “RR Calculation Period”), of the highest yield to maturity (based on the trading prices of such Reference Indebtedness) out of all outstanding series of Reference Indebtedness as of each such trading day. The Reference Rate shall be determined by the Administrative Agent in accordance with the Reference Rate Determination Procedures, and promptly notified to the Borrower and the Lender in writing (the “RR Calculation Notice”); provided that the Reference Rate for (x) the first Interest Period ending after the Closing Date or (y) when there is no outstanding Reference Indebtedness for such Interest Period, shall be deemed to be 13.00% per annum; provided, further, that (x) for any Interest Period in respect of which the Borrower or the Lender has not received an RR Calculation Notice from the Administrative Agent prior to the start of such Interest Period, other than because there is no outstanding Reference Indebtedness, it is agreed that the Reference Rate for the prior Interest Period shall continue for such Interest Period and (y) if, with respect to any Interest Period, the Administrative Agent has received a written notice from the Lender, not later than the start of such Interest Period, objecting to the Administrative Agent’s calculation of the Reference Rate for such Interest Period (unless such written objection of the Lender is withdrawn in writing to the Administrative Agent on or prior to the start of such Interest Period), it is agreed that the Reference Rate for the prior Interest Period shall continue for such Interest Period.

“Reference Rate Determination Procedures” means the procedures set forth on Schedule 1.01D.

“Reference Rate Calculation Spreadsheet” has the meaning on Schedule 1.01D.

“Register” has the meaning specified in Section 11.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Related Indemnified Person” means, with respect to an Indemnitee, (i) any controlling person or controlled affiliate of such Indemnitee, (ii) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (iii) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Agreement.

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, as to which, except for an event described in subsections .21, .24, and .26 of such regulations, the thirty (30) day notice period has been waived.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“RR Calculation Date” has the meaning on Schedule 1.01D.

“RR Calculation Period” has the meaning specified in the definition of Reference Rate.

“Sabre Parent” means Sabre Corporation, a Delaware corporation.

“Sanction(s)” means any financial or economic sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury (“HMT”) (together, the “Sanctions Authorities”).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means payments in Dollars immediately available funds.

“Scheduled Dispositions” has the meaning specified in Section 7.05(j).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligation” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lender and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.02.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent and the Lender of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of Permitted First Lien Debt or Permitted Junior Priority Debt or any Permitted Refinancing thereof, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured First-Lien Indebtedness” means any Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset of Holdings, the Borrower or any of its Restricted Subsidiaries (other than Liens permitted pursuant to Section 7.01 on assets not constituting Collateral) that is not expressly subordinated to the Liens granted under the Collateral Documents to the Administrative Agent for the benefit of the Lender in all respects.

“Senior Secured First-Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured First-Lien Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Senior Secured Indebtedness” means any Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset of Holdings, the Borrower or any of its Restricted Subsidiaries (other than Liens permitted pursuant to Section 7.01 on assets not constituting Collateral).

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Subsidiary” means, at any date of determination, each Material Subsidiary of the Borrower (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 5% of the Total Assets of Holdings, the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, or any other event that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“SPV Term Facility” means that certain Term Loan Credit Agreement, dated as of the date hereof, entered into by and among the Lender (as the borrower thereunder), the lenders from time to time party thereto, and Wilmington Trust, National Association as administrative agent and collateral agent.

“SPV Term Facility Agent” means the Administrative Agent, as defined in the SPV Term Facility.

“SPV Term Facility Documentation” means the Loan Documents, as defined in the SPV Term Facility.

“SPV Term Facility Intercompany Note” means the Intercompany Note, as defined in the SPV Term Facility.

“SPV Term Facility Lenders” means the Lenders, as defined in the SPV Term Facility.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower in a Securitization Financing.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 10.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Note” means a promissory note of the Borrower payable to the Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to Lender resulting from the Term Loans.

“Term Lender” means, at any time, the Lender that has a Commitment or a Term Loan at such time.

“Term Loans” has the meaning ascribed to such term in Section 2.01(a).

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2023. A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2023 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended March 31, 2023), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $65,000,000.

“Total Assets” means the total assets of Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), a Dollar amount of $5,009,897,000.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the funding of the Term Loans on the Closing Date, (b) the execution of and funding under the SPV Term Facility, (c) the Existing Debt Repurchase, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Travel Event” means the occurrence of any (i) act of terrorism, (ii) war, combat or similar hostilities, (iii) epidemic or other public health threat, (iv) significant travel safety incident or (v) national or international calamity, crisis or emergency that, in any such case, singly or in the aggregate, directly or indirectly, adversely affects or disrupts the travel industry.

“Treasury Rate” means, as of any date of an applicable prepayment or repayment of the Loans, the yield to maturity, as of such date, interpolated on a straight-line basis between United States Treasury securities with constant maturities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the First Call Date; provided, however, that if the period from such redemption date to the First Call Date is less than one year, the weekly average yield on one year constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) shall be used for such interpolation in lieu of the yield to maturity of United States Treasury securities with a constant maturity.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of Holdings as of March 31, 2023, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for Holdings for the fiscal quarter ended March 31, 2023.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the value of the Accumulated Benefit Obligation under the Pension Plan exceeds the fair market value of plan assets, as such terms are defined and determined in accordance with Financial Accounting Standards Board Statement No. 87.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) (A) Sabre Financial Borrower, LLC and Sabre Financing Holdings, LLC and (B) each Subsidiary of the Borrower listed on Schedule 1.01B, (ii) each Securitization Subsidiary, (iii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and (iv) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of Holdings, the Borrower or an ERISA Affiliate as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers..

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) References in this agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(vi) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

SECTION 1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Interest Coverage Ratio, the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Senior Secured First Lien Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification No. 825, “Financial Instruments,” or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.

SECTION 1.04 Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight savings or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 [Reserved].

SECTION 1.09 [Reserved].

SECTION 1.10 Interest Rates

(a) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the Reference Rate Calculation Spreadsheet or the administration, submission, calculation, determination or any other matter related to the Reference Rate (including, for the avoidance of doubt, (i) whether the Reference Rate Calculation Spreadsheet accurately calculates the Reference Rate or any component thereof, (ii) whether the information in the Reference Rate Calculation Spreadsheet derived from Bloomberg or any other information service is accurate or accurately reflects the information needed to determine the Reference Rate or (iii) whether any defects or deficiencies exist in the Reference Rate Calculation Spreadsheet or in the components thereof, or in any calculations or determination made pursuant thereto), it being agreed that the only duty and responsibility of the Administrative Agent with respect to the Reference Rate is to perform the Reference Rate Determination Procedures in accordance with the definition thereof. The Administrative Agent shall have no duty or obligation to independently verify any determination of the Reference Rate made pursuant to the Reference Rate Calculation Spreadsheet or the accuracy thereof (or of any component thereof). The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of the Reference Rate Determination Procedures or to obtain the Reference Rate in connection therewith as a result of (i) any defect, deficiency or malfunction with respect to the Reference Rate Calculation Spreadsheet, (ii) any failure of the Reference Rate Calculation Spreadsheet to generate (or properly generate) the Reference Rate after the Reference Rate Determination Procedures have been performed, (iii) any failure of Bloomberg or any other applicable information service to publish any of the information included in the Reference Rate Calculation Spreadsheet (including with respect to any Reference Indebtedness that is no longer outstanding or whose trading activity is no longer published by Bloomberg or such other information service) or (iv) any inability, delay, error or inaccuracy on the part of the Lender or the Borrower in providing any direction, instruction, notice or information reasonably requested by the Administrative Agent in connection with the Administrative Agent’s performance of the Reference Rate Determination Procedures. The Administrative Agent may conclusively assume that the Reference Rate Calculation Spreadsheet contains all of the Reference Rate Indebtedness, and shall have no duty or obligation to monitor, determine, inquire into or verify whether (i) any Reference Rate Indebtedness included in the Reference Rate Calculation Spreadsheet has been refinanced, replaced, reduced, modified, restructured, paid off, terminated or should otherwise be removed from the Reference Rate Calculation Spreadsheet, (ii) Bloomberg or any other applicable information service has ceased or suspended publishing for any period the trading price of any Reference Indebtedness or (iii) any new or additional Reference Rate Indebtedness has been incurred or assumed by Sabre GLBL and any of its Affiliates, and whether any such Indebtedness should be included in the Reference Rate Calculation Spreadsheet (each of clauses (i) through (iii) being referred to herein as an “RR Calculation Modification Event”); provided, that if the Borrower or the Lender notifies the Administrative Agent in writing that an RR Calculation Modification Event has occurred, the Administrative Agent shall promptly notify the Borrower and the other Lender thereof (in the case of a notice received from the Lender) or the Lender (in the case of a notice received from the Borrower), and the Borrower and the Lender shall work in good faith to modify the Reference Rate Calculation Spreadsheet to account for such RR Calculation Modification Event (it being agreed that any such modification shall only be effective if it is administratively feasible as determined by the Administrative Agent); provided, further, that until a modified Reference Rate Calculation Spreadsheet has been agreed to in accordance with the immediately preceding proviso, the then existing Reference Rate Calculation Sheet shall continue to apply.

(b) The Loan Parties and the Lender hereby acknowledge and agree that (i) the Administrative Agent and its Related Parties shall not have any liability to the Lender, any Loan Party or any other Person arising from, out of, or in connection with the Reference Rate, the determination thereof or any actions taken (or not taken) by the Administrative Agent or any Related Party thereof in connection therewith, except in each case to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment; provided, that any action taken (or not taken) by the Administrative Agent in accordance with the instructions or directions of the Lender, or in accordance with the Reference Rate Determination Procedures, shall not constitute gross negligence or willful misconduct and (v) agrees that the protections, exculpations, indemnities and expense reimbursements set forth in Article X (including Section 10.07) and Section 11.05 shall apply to any and all actions taken (or not taken) by the Administrative Agent or any Related Party thereof in connection with the Reference Rate, the determination thereof or any actions taken (or not taken) by the Administrative Agent or any Related Party thereof in connection therewith.

ARTICLE II

The Commitment and Credit Extensions

SECTION 2.01 The Loans.

(a) Subject to, and in accordance with, the terms and conditions set forth in this Agreement, the Lender agrees to make to the Borrower a single term loan on the Closing Date denominated in Dollars in a principal amount equal to the Closing Date Commitment (the “Term Loan”).

(b) Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

SECTION 2.02 Borrowings.

(a) The Term Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given by delivery to the Administrative Agent of a Committed Loan Notice not later than 11:00 a.m. (New York time) one (1) Business Day before the Closing Date. The Borrowing of the Term Loan shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. The Committed Loan Notice shall specify:

(i) the requested date of the Borrowing (which shall be a Business Day), and

(ii) the principal amount of Loans to be borrowed, and

(iii) unless accompanied by a Funding Direction Letter, the wiring instructions of the account of the Borrower to which the proceeds of such Borrowing are to be disbursed.

All Borrowings shall be denominated in Dollars.

(c) In the case of each Borrowing, the Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Account not later than 1:00 p.m. Upon satisfaction of the applicable conditions set forth in Section 4.01 and Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds to the account of the Borrower specified in the applicable Committed Loan Notice.

(d) [Reserved].

(e) The Administrative Agent shall notify the Lender of the Reference Rate applicable to any Interest Period for Loans, promptly following the determination thereof in accordance with the definition of Reference Rate. The determination of the Reference Rate in accordance with the definition of Reference Rate.

SECTION 2.03 [Reserved].

SECTION 2.04 [Reserved].

SECTION 2.05 Prepayments.

(a) Optional.

(i) Term Loans. The Borrower may, upon irrevocable notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty (except the Prepayment Premium as set forth in Section 2.05(c) below); provided that:

(1) such notice must be received by the Administrative Agent not later than 12:00 p.m. two (2) Business Days prior to any date of prepayment of Term Loans; and

(2) any prepayment of Term Loans shall be in a principal Dollar Amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

Each such notice shall specify the date and amount of such prepayment and the Prepayment Premium (if any) and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify the Lender of its receipt of each such notice. Any prepayment of a Term Loan shall be accompanied by all accrued interest thereon.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment of Term Loans may state that it is conditioned on the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities) and can be revoked if such condition is not satisfied.

(b) Mandatory.

(i) Excess Cash Flow. Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (or, if later, after the date on which such financial statements and Compliance Certificate are required to be delivered), the Borrower shall offer to prepay, subject to clauses (vi) and (vii) of this Section 2.05(b), an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2023) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans (as defined in the Existing Credit Agreement as in effect as of the Closing Date) during such fiscal year to the extent the Revolving Credit Commitment (as defined in the Existing Credit Agreement as in effect as of the Closing Date) are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Senior Secured First-Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than 4.0:1.0 and greater than or equal to 3.5:1.0 and (y) the ECF Percentage shall be 0% if the Senior Secured First-Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than 3.5:1.0..

(ii) Dispositions and Casualty Events.

(A) If (1)(x) the Borrower or any of the Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (l), (m), (n), (o), (p), (q), (s) and (t)), including any Scheduled Disposition or (y) any Casualty Event occurs which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds and (2) the Senior Secured First-Lien Net Leverage Ratio for the Test Period immediately preceding such Disposition or Casualty Event is equal to greater than 4.0:1.0 (calculated on a Pro Forma Basis), the Borrower shall offer to prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clauses (v), (vi) and (vii) of this Section 2.05(b), an aggregate principal amount of Term Loans equal to 100% (such percentage as it may be reduced as described below, the “Disposition Prepayment Percentage”) of all Net Cash Proceeds realized or received; provided that (x) the Disposition Prepayment Percentage shall be 50% if the Senior Secured First-Lien Net Leverage Ratio for the Test Period immediately preceding such Disposition or Casualty Event was less than 4.0:1.0 and greater than or equal to 3.5:1.0 and (y) the Disposition Prepayment Percentage shall be 0% if the Senior Secured First-Lien Net Leverage Ratio for the Test Period immediately preceding such Disposition or Casualty Event was less than 3.5:1.0; provided further that no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may be provided only if no Event of Default has occurred and is then continuing);

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within the later of (1) fifteen (15) months following receipt thereof or (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (y) shall not be required to apply such Net Cash Proceeds which have been previously applied to the prepayment of Term Loans until such time as the relevant reinvestment period has expired and no Event of Default is continuing and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (v) and (vii) of this Section 2.05, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) Incurrence of Indebtedness. If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (but subject to Section 7.03(z)), the Borrower shall offer to prepay, subject to clauses (v) and (vii) of this Section 2.05(b), an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) Notwithstanding anything to the contrary contained in this Agreement, the amount required for any prepayment set forth in this Section 2.05(b) is subject to reduction as a result of any amounts required to be applied to prepayments of outstanding Existing First Lien Obligations as set forth in the documentation therefor that are then in effect.

(v) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be paid to the Lender subject to clause (vi) of this Section 2.05(b).

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and the Prepayment Premium (if any) applicable thereto. The Administrative Agent will promptly notify the Lender of the contents of the Borrower’s prepayment notice.

(vii) Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof to the extent not taken into account in the definition of Net Cash Proceeds) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against (to the extent not taken into account in the definition of Net Cash Proceeds) if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(viii) [Reserved].

(ix) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or amend any notice of prepayment issued in connection with Section 2.05(b)(viii) if such prepayment is conditioned on an issuance of any Indebtedness which would refinance the Term Loans in full, which issuance is not consummated or is otherwise delayed.

(x) Notwithstanding any provision of this Agreement to the contrary, if a loan under this Agreement would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, on or before the end of each accrual period (within the meaning of Section 163(i)(2)(A) of the Internal Revenue Code) that ends after the fifth anniversary of the applicable borrowing date, Borrower shall pay in cash the accrued and unpaid interest and principal on such loan in an amount equal to the amount required to be paid in order to prevent such loan from being treated as an “applicable high yield discount obligation.”

(c) Prepayment Premium. In the event that, on or prior to the third anniversary of the Closing Date, any Term Loans are (i) voluntarily prepaid pursuant to Section 2.05(a), (ii) mandatorily prepaid pursuant to Section 2.05(b)(iii) or as a result of any exercise of any rights under Section 3.07, or (iii) accelerated (or deemed accelerated) in accordance with Section 9.02 or otherwise become due prior to the Maturity Date as a result of an Event of Default, in each case, the Borrower shall pay to the Administrative Agent, for the account of the Lender, a prepayment premium equal to the applicable Prepayment Premium on all such Term Loans that are so prepaid. If the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Term Loans that becomes due and payable shall equal 100% of the principal amount of the Term Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Term Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Term Loans on the applicable date of acceleration will also be due and payable on the date of such acceleration or such other prior due date as though the Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by the Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lender and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

(d) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon.

SECTION 2.06 Termination or Reduction of Commitment.

(a) [Reserved].

(b) Mandatory. The Commitment of the Lender shall be automatically and permanently reduced to $0 upon the making by the Lender of Term Loans in an amount equal to the Closing Date Commitment.

SECTION 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent, for distribution to the Lender, on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

(b) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in Dollars.

SECTION 2.08 Interest

(a) Subject to the provisions of Section 2.08(b), the Term Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Reference Rate for such Interest Period plus the Applicable Spread; provided that the interest rate applicable to any cash or PIK Interest payments shall not be less than the applicable Floor Rate or exceed the applicable Ceiling Rate, respectively.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein, and shall be payable (i) on any Interest Payment Date occurring during the PIK/Cash Interest Election Period in kind by capitalizing such interest and adding it to the outstanding principal balance of the Loans on such Interest Payment Date (such interest, “PIK Interest”) and (ii) on any Interest Payment Date occurring after the PIK/Cash Interest Election Period, in cash; provided, that during the PIK/Cash Interest Election Period, the Borrower may elect to pay all or a portion of the accrued interest in cash as specified in the PIK/Cash Interest Election; provided, further, that (i) to make an election to pay accrued interest on the Loans in cash on any Interest Payment Date in accordance with the immediately preceding proviso, the Borrower shall notify the Administrative Agent of such election in writing in the form of a PIK/Cash Interest Election not later than 12:00 p.m., New York City time, two (2) Business Days prior to the first day of the Interest Period that will end on such Interest Payment Date (or, if such PIK/Cash Interest Election is for the first Interest Payment Date occurring after the Closing Date, not later than 12:00 p.m., New York City time, one (1) Business Day prior to the Closing Date) (it being agreed that any PIK/Cash Interest Election provided shall apply only to the Interest Payment Date specified therein, and not to any subsequent Interest Payment Date unless a PIK/Cash Interest Election is delivered in accordance herewith for such subsequent Interest Payment Date). Once capitalized, PIK Interest shall then constitute outstanding principal in respect of the applicable Loan and shall be treated as such for all purposes of this Agreement and the other Loan Documents, including, without limitation, with respect to the accrual of interest thereon at the interest rates applicable thereto pursuant to the terms of this Agreement. For the avoidance of any doubt, (i) no PIK Interest shall be permitted to be paid for any Interest Payment Date occurring on or after the end of the PIK/Cash Interest Election Period and (ii) to the extent any portion of the Loans is accruing interest that will be payable as PIK Interest on an Interest Payment Date, all repayments and prepayments of the principal of Loans occurring on or prior to such Interest Payment Date shall be allocated ratably as between the portion of the Loans accruing interest that will be payable as PIK Interest and the portion of the Term Loans accruing interest that will be payable in cash. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in Dollars.

(e) All computations of interest hereunder shall be made in accordance with Section 2.10.

SECTION 2.09 Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including, in the case of fees payable to the Administrative Agent, as set forth in the Administrative Agent Fee Letter) in the amounts and at the times so specified therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees. All computations of fees and interest for Term Loans shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower. The accounts or records maintained by the Administrative Agent and the Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Term Note or Term Notes payable to the Lender, which shall evidence the Lender’s Term Loans in addition to such accounts or records. The Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by the Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, the Lender and, in the case of such account or accounts, the Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or the Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the accounts and records maintained by the Lender and the Register, the Register shall control in the absence of manifest error.

SECTION 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lender to which such payment is owed, at the Administrative Agent’s Account for payment in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to the Lender such payment in like funds as received by wire transfer to the Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m., New York City time shall, in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document of principal or interest in respect of any Loan shall be made in Dollars.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or the Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or the Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or the Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, the Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to the Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to the Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and

(ii) if the Lender failed to make such payment, the Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When the Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute the Lender’s Loan included in the applicable Borrowing. If the Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve the Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against the Lender as a result of any default by the Lender hereunder.

A notice of the Administrative Agent to the Lender or the Borrower with respect to any amount owing under this Section 2.12I shall be conclusive, absent manifest error.

(d) If the Lender makes available to the Administrative Agent funds for any Loan to be made by the Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from the Lender) to the Lender, without interest.

(e) [Reserved].

(f) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lender under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lender in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to the Lender in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to the Lender.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.(a) Except as required by law, any and all payments by the Borrower or any Guarantor to or for the account of the Administrative Agent or the Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of the Administrative Agent and the Lender, (i) taxes imposed on or measured by its net income (however denominated, and including branch profits and similar taxes), (ii) taxes imposed on or measured by its net income solely by reason of any connection between it and any jurisdiction other than by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Document, (iii) franchise (and similar) taxes imposed on it in lieu of net income taxes, (iv) any taxes imposed in respect of an Assignee or other transferee pursuant to an assignment, participation or other transfer under Section 11.07 to the extent that, under applicable Laws in effect on the date of transfer, such tax is in excess of the tax that would have been applicable and indemnifiable by Borrower hereunder had such transferor not assigned its interest arising under any Loan Document (unless such assignment, transfer or participation is at the express written request of the Borrower), (v) U.S. federal withholding tax imposed pursuant to FATCA, (vi) amounts excluded pursuant to Section 3.01(f) hereto and (vii) any taxes imposed as a result of the failure of the Administrative Agent or Lender to comply with either the provisions of Section 3.01(b) and (c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(e) (in the case of any U.S. Lender, as defined below) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If a Loan Party is required by any Laws to deduct or withhold any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to the Administrative Agent or the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01(a)), each of such Agent and the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) that Loan Party shall make such deductions or withholdings, (iii) that Loan Party shall pay the full amount deducted or withheld to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), that Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to that Loan Party, or such other evidence of payment as is reasonably acceptable to such Agent or Lender. If a Loan Party fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Lender the required receipts or other required documentary evidence that has been made available to that Loan Party, that Loan Party shall indemnify such Agent and the Lender for any incremental taxes, interest or penalties that may become payable by such Agent or the Lender arising out of such failure (excluding, however, any such incremental taxes, interest or penalties incurred as a result of the gross negligence or willful misconduct of the Administrative Agent or Lender (as determined by a court of competent jurisdiction in a final and non-appealable judgment)). If a Loan Party reasonably believes that any Taxes or Other Taxes it pays under this Section 3.01(a) were not correctly or legally imposed, the Agent and/or each the Lender will use reasonable efforts to cooperate with that Loan Party in pursuing a refund of such Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or the Lender exercised in good faith, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(b) Each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 11.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent prior to the date on which the first payment is due to it hereunder, unless it is unable to do so solely as a result of a change in applicable Law after the initial Credit Extension on the Closing Date, an accurate, complete and original signed (i) Internal Revenue Service Form W-8BEN, W-8BEN-E or successor form, as applicable, certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that provides an exemption from or a reduction of the rate of U.S. federal withholding tax on payments of interest; (ii) Internal Revenue Service Form W-8ECI or successor form certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” described in Section 881(c)(3)(A) of the Code, “a 10-percent shareholder” of the Borrower described in Section 871(h)(3)(B) of the Code, or “a controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code and (B) an Internal Revenue Service Form W-8BEN, W-8BEN-E or successor form, as applicable, or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Forms W-8ECI, W-8BEN or W-8BEN-E, as applicable, a certificate substantially in the form of Exhibit J-2 or J-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner.

(c) Thereafter and from time to time, each such Foreign Lender shall, unless it is unable to do so solely as a result of a change in applicable Law after the initial Credit Extension on the Closing Date, other than in the case of clause (B) below, (i) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. withholding tax (A) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid or inaccurate any claimed exemption or reduction.

(d) The Administrative Agent and Lender agrees to all reasonable requests of the Borrower that each comply with any certification, identification, information, documentation or other reporting requirement if such compliance is required by Law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of any Taxes or Other Taxes for which the Lender or Agent receives indemnity payments or additional amounts pursuant to this Section 3.01; provided that no such Agent or Lender shall be required to comply unless (i) it is not prohibited by any applicable Law from complying, (ii) such compliance will not result in any prejudice to its interest (other than any de minimis prejudice), (iii) Borrower has provided the required forms or documentation to such Agent or Lender reasonably in advance of the deadline for the filing or submission of such forms or other documentation with such forms duly completed by the Borrower with such information available to the Borrower, and (iv) Borrower shall be responsible for all reasonable costs and expenses incurred by such Agent or Lender in connection with such compliance.

(e) The Agent and the Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 11.07 that is a “United States Person” (within the meaning of Section 7701(a)(3) of the Code (each, a “U.S. Lender) each agree to complete and deliver to the Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States federal backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date on which it becomes a party to this Agreement), (ii) on or before the date on which such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(f) Notwithstanding anything else herein to the contrary and for the avoidance of doubt, if the Lender or an Agent is subject to United States federal withholding tax at a rate in excess of zero percent at the time when the Lender or such Agent first becomes a party to this Agreement (or changes its place of organization or its place of doing business, or designates a new Lending Office other than at the written request of the Borrower to change such Lending Office), such withholding tax (including additions to tax, penalties and interest imposed with respect to such withholding tax) shall be considered excluded from Taxes. Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, the Lender or Agent, as the case may be, to the extent that the Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date the Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization or place of doing business of the Lender or Agent or a change in the Lending Office of the Lender (other than at the written request of the Borrower to change such Lending Office).

(g) If a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the

Borrower and the Agent to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) The Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(h) being hereinafter referred to as “Other Taxes”).

(i) If any Taxes or Other Taxes are directly asserted against the Administrative Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and each Loan Party will promptly pay such additional amounts so that each of such Agent and the Lender receives an amount equal to the sum that it would have received had no such Taxes or Other Taxes been asserted. Payments under this Section 3.01(i) shall be made within fifteen (15) Business Days after the date on which any Loan Party receives written demand for payment from such Agent or Lender, such written demand shall include a copy of the notice of assessment or other evidence of the requirement to pay such amount received from the relevant taxing authority.

(j) An Assignee or Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the interest subject to the Assignment or the participation sold to such Participant at the time of the Assignment or the sale of the Participation , unless the Assignment or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(k) If the Lender or Agent determines, in its sole good faith discretion, that it has received or realized any refund, whether directly or through any reduction of, or credit against its tax liabilities due to such refund, which refund, reduction or credit is attributable to (in the good faith judgment of the Lender or Agent) Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, the Lender of Agent shall promptly remit an amount equal to such refund or reduction or credit(but only to the extent of indemnity payments made, or additional amounts paid to the Lender or Agent under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund, reduction or credit plus any interest included in such amount by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable, documented out of pocket expenses (including Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such amount); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such amount to such party in the event such party is required to repay such amount to the relevant taxing authority. The Lender or Agent, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such amount received from the relevant taxing authority (provided that the Lender or Agent may delete any information therein that the Lender or Agent deems confidential in its reasonable discretion). The parties hereto agree that any position taken on the tax returns of the Lender and Agent shall be within their sole good faith discretion and neither the Lender nor Agent shall be under any obligation to disclose any tax return or filing or related document to anyone as a result of this Section 3.01(k).

(l) The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (h) with respect to the Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by Borrower; provided that such efforts are made on terms that, in the sole good faith judgment of the Lender, cause the Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage unless such disadvantage is de minimis, and provided further that nothing in this Section 3.01(l) shall affect or postpone any of the Obligations of the Borrower or the rights of the Lender pursuant to Section 3.01(a) or (h). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with such designation or assignment.

(m) Each Loan Party and Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(n) Any gross-up obligations of any Loan Party pursuant to this Section 3.01 shall be deemed an accrual of interest for purposes of determining the Obligations pursuant to the Loan Documents, but which shall for the avoidance of doubt be due and payable by the Loan Parties in accordance with Section 3.01.

(o) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02 [Reserved].

SECTION 3.03 [Reserved].

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If the Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of make or making, funding or maintaining Term Loans, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, or which would have been so covered but for an exclusion included therein, (ii) the imposition of, or any change in the rate of, any taxes payable by the Lender and (iii) the requirements of the Bank of England and the Financial Conduct Authority or the European Central Bank, other than as set forth below), such that the cost to the Lender of making, funding or maintaining the Loan does not represent the cost to the Lender of complying with the requirements of the Bank of England and/or the Financial Conduct Authority or the European Central Bank in relation to its making, funding or maintaining of Term Loans, then from time to time within fifteen (15) days after demand by the Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased costs actually incurred or reduction actually suffered. At any time that any Term Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may if the affected Term Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from the Lender.

(b) If the Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder to a level below that which the Lender or such corporation controlling the Lender could have achieved but for such introduction or change (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of the Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall promptly pay to the Lender such additional amounts as will reasonably compensate the Lender for such reduction actually suffered.

(c) [Reserved].

(d) If the Lender requests compensation under this Section 3.04, then the Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of the Lender, cause the Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of the Lender pursuant to Section 3.04(a), (b), (c) or (d).

(e) Notwithstanding any other provision of this Section 3.04, no Lender shall demand compensation for any increased costs under this Section 3.04 if it shall not be the general policy or practice of the Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with the Lender’s treatment of comparable borrowers of the Lender in the United States with respect to similarly affected commitments or loans.

(f) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Closing Date in a requirement or interpretation of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 3.04).

SECTION 3.05 [Reserved].

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) The Administrative Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower (with, in the case of a Lender, a copy to the Administrative Agent) setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

(b) With respect to the Lender’s claim for compensation under Sections 3.01, 3.02 or 3.03, the Borrower shall not be required to compensate the Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that the Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 3.07 [Reserved].

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of the Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as provided in Schedule 6.12 (notwithstanding the provisions of Section 11.01):

(a) The Administrative Agent’s and the Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Lender:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Term Note executed by the Borrower in favor of the Lender if the Lender so requests at least two Business Days in advance of the Closing Date;

(iii) each Collateral Document required to be executed on the Closing Date, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein and required therein to be delivered, accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank;

(B) to the extent required under the Collateral and Guarantee Requirement, opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Lender; and

(C) evidence that all other actions, agreements, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) such certificates of good standing from the applicable secretary of the state of organization of each Loan Party, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) an opinion from Davis Polk & Wardwell LLP, New York counsel to the Loan Parties, (ii) an opinion from Richards, Layton & Finger, P.A., Delaware counsel to the Loan Parties and (iii) an opinion from Gordon Rees Scully Manuskhani, LLP, Florida, New Mexico and Maryland counsel to the Loan Parties;

(vi) a certificate attesting to the Solvency of the Borrower and its Restricted Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;

(vii) subject to the requirements of Section 6.12 if not provided by the Closing Date, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as lender’s loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Lender shall have requested the Administrative Agent to be so named;

(viii) a Committed Loan Notice relating to the Credit Extensions in an amount equal to the Closing Date Commitment;

(ix) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(x) an Intercompany Note duly executed by each Loan Party;

(xi) the Funding Direction Letter, duly executed by the Borrower, with the funds flow attached thereto.

(b) All fees and expenses required to be paid to the Lender and the Administrative Agent hereunder and pursuant to the Commitment Letter, the Fee Letter and/or the Administrative Agent Fee Letter and invoiced on or before the Closing Date shall have been paid in full in cash or directed by the Borrower to be paid with the proceeds of the Term Loans made on the Closing Date. The Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter.

(c) The conditions precedent to the borrowing under the SPV Term Facility shall have been satisfied (or waived) and the borrowing under the SPV Term Facility shall have been made in a principal amount equal to the Closing Date Commitment.

(d) The Existing Debt Repurchase, up to the principal amount of the Term Loans funded on the Closing Date, shall have occurred substantially concurrently with the borrowing of the Term Loans or immediately thereafter.

(e) At the time of and after giving effect to the transactions contemplated hereunder and under the SPV Term Facility on the Closing Date, no (a) Material Adverse Event shall have occurred since December 31, 2022 and (b) Event of Default (as defined in the Existing Credit Agreement) has occurred and is continuing.

(f) The Borrower has entered into amendments and other modifications as set forth in Exhibit C to the Fee Letter.

(g) (i) the Borrower, Holdings, each of the other Grantors (as defined in the Existing Intercreditor Agreement) and Lender in its capacity as sole lender and representative under the Term Facility (or the Administrative Agent on its behalf) shall have executed and delivered the Intercreditor Joinder Agreement, (ii) the Borrower shall have satisfied all other conditions required to validly join the Lender (or the administrative Agent on its behalf) in accordance with Section 5.13 of the Existing Intercreditor Agreement, and the Applicable Authorized Representative (as defined in the Existing Intercreditor Agreement) shall have confirmed in writing (including via email) that the Intercreditor Joinder Agreement and the Loan Documents satisfy the requirements of Section 5.13 of the Existing Intercreditor Agreement, and (iii) the Obligations hereunder shall be pari passu with the Existing First Lien Obligations.

Notwithstanding anything in this Section 4.01, this Agreement shall not impair the availability of the Term Facility on the Closing Date if the conditions set forth in this Section 4.01 are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended collateral under the Term Facility (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificate of the Borrower) is not or cannot be provided and/or perfected on the Closing Date after your use of reasonable best efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall be required to be delivered sixty (60) days after the Closing Date.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) Solely in the case of a Credit Extension made after the Closing Date, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lender that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries that are Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists), under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in material compliance with all applicable Laws (including the USA PATRIOT Act, the FCPA and OFAC Regulations), writs, injunctions and orders, except in such instances in which such Law, writ, injunction or order is being contested in good faith by appropriate proceedings diligently conducted, and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case (other than clause (a) as it relates to the good standing of the Borrower) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate and other powers and have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party will (a) contravene the terms of any of such Person’s Organization Documents or (b) violate any applicable material Law; except in the case of this clause (b)to the extent that such violation or contravention would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, notices, filings or other actions which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations, notices, filings or other actions, the failure of which to obtain, take, give or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (provided that, for the avoidance of doubt, no Loan Party shall have any obligation to create or perfect the Liens under foreign Laws).

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and subject, in the case of the Unaudited Financial Statements, if any, to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes.

(b) Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) Liens permitted by Section 7.01 and (iii) where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Restricted Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Restricted Subsidiaries has become subject to any pending Environmental Claim, or, to the knowledge of the Borrower, received written notice of any Environmental Claim.

(b) None of the Loan Parties or any of their respective Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, otherwise due and payable, showing on such returns, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to Holdings, the Borrower and its Subsidiaries except as set forth on Schedule 5.09(a).

SECTION 5.10 ERISA Compliance.

(a) Except as set forth in Schedule 5.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, insurance contract or fund) is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) No ERISA Event has occurred and is continuing within the immediately preceding six (6) years that would reasonably be expected to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.11 Subsidiaries. As of the Closing Date, Schedule 5.11 sets forth (a) the name and jurisdiction of each Subsidiary, (b) the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership, and (c) the identity of each Subsidiary whose Equity Interests are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) No Loan Party is an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13 Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to the Administrative Agent or the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading as to the Borrower and its consolidated Subsidiaries taken together; it being understood that for purposes of this Section 5.13, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.14 Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Restricted Subsidiaries owns, or has a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, software, know-how database rights and other intellectual property rights (collectively, “IP Rights”), free and clear of all Liens (other than Liens permitted by Section 7.01), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of any Loan Party or Restricted Subsidiary as currently conducted does not infringe upon, misappropriate or violate any rights held by any Person except for such infringements, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights, is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.15 Solvency. On the Closing Date, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.16 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director or officer thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any Sanctions Authority or (iii) located, organized or resident in a Designated Jurisdiction.

SECTION 5.17 Anti-Corruption Laws. The Borrower and its Subsidiaries are in material compliance with the FCPA, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to Borrower and its Subsidiaries and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. SECTION 5.18 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI

Affirmative Covenants

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to the Lender:

(a) within ninety (90) days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any going concern or like qualification or exception (other than with respect to or resulting from, (i) any potential inability to satisfy the financial covenant described in Section 8.01 of the Existing Credit Agreement in a future date or period or (ii) the fact that the final maturity date of any Loan or Commitment hereunder is less than one year after the date of such opinion) or any qualification or exception as to the scope of such audit;

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ended June 30, 2023), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP applicable to unaudited interim financial statements, subject only to changes resulting from audit, normal year-end adjustments and the absence of footnotes;

(c) within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2023) of Holdings, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of Holdings for its internal use (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”),which Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings that holds all of the Equity Interests of Holdings or (B) Holdings’ or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information (which may be unaudited) that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Holdings, the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception (other than with respect to, or resulting from, (i) any potential inability to satisfy the financial covenant described in Section 8.01 of the Existing Credit Agreement in a future date or period or (ii) the fact that the final maturity date of any Loan or Commitment hereunder is less than one year after the date of such opinion) as to the scope of such audit.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to the Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of any Junior Financing Documentation or Qualified Holding Company Debt, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and the corresponding Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report) and (ii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list; and

(e) promptly, such additional information regarding the operations, business affairs or financial condition of any Loan Party or any Material Subsidiary (including without limitation any information, documentation, evidence or certificate in relation to any material Collateral provided by that Loan Party), or compliance with the terms of the Loan Documents, as the Administrative Agent (or the Lender through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which the Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.03 Notices. Promptly after a Responsible Officer obtaining actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of, to the extent permissible by applicable law, (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case, has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(c) of any repayment or termination of any then existing Reference Indebtedness, or incurrence of assumption of any Reference Indebtedness.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities in respect of material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established, if required, in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc.(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Article VII and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) except, in the case of clauses (a) or (b) (other than with respect to the preservation of the existence of the Borrower), (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII. The foregoing shall not restrict in any way any conversion of a corporation, a limited liability company or any other entity to a different legal form at any time.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

SECTION 6.07 Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance and at least in such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of its management) is reasonable prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of its management) are reasonable and prudent in light of the size and nature of its business.

SECTION 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws, the USA PATRIOT Act, the FCPA and OFAC Regulations (including Sanctions administered or enforced thereunder) applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP, in which entries shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

SECTION 6.10 Inspection Rights. Permit representatives of the Administrative Agent and of the Lender (and the SPV Term Facility Lenders on their behalf) to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement to which the Borrower or a Restricted Subsidiary is bound), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or its representatives or contractors) on behalf of the Lender may exercise rights of the Administrative Agent and the Lender under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and such exercise shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or the Lender (or any of its respective representatives) may do any of the foregoing as often as may be reasonably necessary at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lender shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent (acting at the direction of the Lender) to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Wholly Owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Wholly Owned Subsidiary as a Restricted Subsidiary, any Wholly Owned Domestic Subsidiary becoming a Material Domestic Subsidiary, and any Material Domestic Subsidiary that is an Excluded Subsidiary being deemed by the Borrower to not be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents

(i) within sixty (60) days (or such greater number of days as specified below) after such formation, acquisition or designation (or such longer period as the Administrative Agent (acting at the direction of the Lender) may agree in its sole discretion):

(A) cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender);

(B) within ninety (90) days in the case of documents listed in Section 6.12(b) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages with respect to any Material Real Property, Intellectual Property Security Agreements (other than in respect of copyrights) and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.12(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender) (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements (other than in respect of copyrights) and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing its Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent;

(D) within ninety (90) days in the case of documents listed in Section 6.12(b) after such formation, acquisition or designation, take and cause such Material Domestic Subsidiary and each direct or indirect parent of such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent or the Lender to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law),

(E) within sixty (60) days in the case of Intellectual Property Security Agreements in respect of U.S. copyright registrations and applications therefor, after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Intellectual Property Security Agreements in respect of such copyrights in form and substance consistent with the Intellectual Property Security Agreements in respect of copyrights in effect on the Closing Date, in each case granting Liens required by the Collateral and Guarantee Requirement, and

(ii) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.12(b)) after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent (acting at the direction of the Lender) may agree in its sole discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (acting at the direction of the Lender) as to such matters set forth in this Section 6.11(a) as the Administrative Agent or the Lender may reasonably request; provided that, notwithstanding the foregoing, any such opinion shall not be required to be delivered prior to the expiration of the 60-day period specified in clause (i) above or, if earlier, the date on which the requirements specified in sub-paragraphs (A) through (D) of clause (i) above have been satisfied,

(b) after the Closing Date, within ninety (90) days (or such longer period as the Administrative Agent (acting at the direction of the Lender) may agree in its sole discretion) after the acquisition of any Material Real Property by any Loan Party other than Holdings, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such Material Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.12(b).

SECTION 6.12 Further Assurances and Certain Post-Closing Obligations. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:

(a) Promptly upon reasonable request by the Administrative Agent or the Lender (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, pay, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, stamp duty, as applicable, penalties and interest and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property, provide the Administrative Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Administrative Agent (acting at the direction of the Lender) may agree in its sole discretion) of the acquisition of such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender);

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Administrative Agent (acting at the direction of the Lender) (not to exceed the value (as reasonably determined by the Borrower) of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent (acting at the direction of the Lender), insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request and is available in the applicable jurisdiction;

(iii) opinions of local counsel for the Loan Parties in states in which the Material Real Properties are located, to the extent reasonably required by the Administrative Agent, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender); and

(iv) such other evidence that all other actions that the Administrative Agent or the Lender may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth in Schedule 6.12, or within such longer period or periods that the Administrative Agent in its sole discretion may permit, the Loan Parties shall comply with the obligations set forth on Schedule 6.12.

SECTION 6.13 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) [reserved] and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Notwithstanding anything to the contrary, a Restricted Subsidiary shall not be permitted to be designated as an Unrestricted Subsidiary if such Subsidiary does not substantially concurrently constitute or will not substantially concurrently constitute an “Unrestricted Subsidiary” under the Existing Senior Secured Notes Indenture.

SECTION 6.14 Use of Proceeds. The proceeds of any Credit Extension will be used in a manner consistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 6.15 Sanctions; Anti-Corruption Laws. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Loan Parties and their respective Subsidiaries and each of their respective directors, officers and employees with (x) any OFAC Regulations and Sanctions and (y) the FCPA, the UK Bribery Act 2010, and other similar, applicable anti-corruption legislation in other jurisdictions.

SECTION 6.16 Priming Debt ROFR. To the extent any Affiliate of the Borrower incurs any third party Indebtedness (other than Indebtedness incurred by bona fide joint ventures consistent with past practice) for borrowed money in an initial principal amount in excess of $10,000,000 that is secured by the assets of such Affiliate, and such Affiliate is not subject to the terms of Section 7.01 and Section 7.03 (including any Unrestricted Subsidiary) or is not otherwise a Loan Party, the Borrower shall provide notice of such incurrence to the Administrative Agent and the Lender, and to the extent any such Indebtedness incurred after the Closing Date is in excess of $50,000,000 in the aggregate, prior to the incurrence of such Indebtedness, the Borrower shall give the SPV Term Facility Lenders a bona-fide option to provide all or a portion of such Indebtedness (or roll any existing claims such SPV Term Facility Lenders hold against the Borrower under any debt instrument into such Indebtedness) on terms no less favorable than the terms offered to the Borrower or its applicable Affiliate by any other lender or holder of such Indebtedness (which right may be exercised by such SPV Term Facility Lenders in their sole discretion).

SECTION 6.17 Subordination of Intercompany Indebtedness. To the extent any Indebtedness is owed to the Borrower or the Guarantors by any Restricted Subsidiary that is not a Guarantor, such Indebtedness shall be subordinated in right of payment to the Obligations (as defined in the SPV Term Facility), which subordination may be pursuant to the SPV Term Facility Intercompany Note.

ARTICLE VII

Negative Covenants

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted and) shall remain unpaid or unsatisfied the Borrower shall not (and, solely with respect to Section 7.12, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01 Liens. Create, incur, assume or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof; provided that any such Lien securing Indebtedness in excess of (x) $5,000,000 individually and (y) $25,000,000 in the aggregate (when taken together with all other Liens outstanding in reliance on this clause (b) that is not set forth on Schedule 7.01(b)) shall only be permitted in reliance on this clause (b) to the extent such Lien is listed on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course, so long as, in each case, such Liens arise in the ordinary course of business;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, covenants, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and any other exception on the title polices issued in connection with the Mortgaged Property;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 9.01(g);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after the completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (including the provision of software under an open source license) which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under applicable law, including the Uniform Commercial Code, on items in the course of collection, (ii) attaching to commodity or securities trading accounts or other commodities or securities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking or financial institution’s general terms and conditions;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j),Section 7.02(o) or Section 7.02(p), or other acquisition permitted hereunder, to be applied against the purchase price for such Investment or other acquisition or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, to the extent such Investment, other acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Restricted Subsidiary that is not a Loan Party (including any Foreign Subsidiary) securing Indebtedness incurred pursuant to Section 7.03(b) (to the extent such Indebtedness was secured by property of a Restricted Subsidiary that is not a Loan Party as of the Closing Date, and only with respect to such assets), Section 7.03(g), or Section 7.03(n);

(o) Liens in favor of Holdings, the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g) or (u);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or any other acquisition permitted hereunder to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition or such other acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition or such other acquisition;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens arising from precautionary Uniform Commercial Code (or equivalent statutes) financing statement or similar filings;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens created pursuant to the SPV Term Facility Documentation, including such Liens on property of the Borrower or any Restricted Subsidiary securing the SPV Term Facility;

(aa) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(bb) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens (including Liens on cash collateral) securing letters of credit in a currency other than Dollars permitted under Section 7.03(p) in an aggregate amount at any time outstanding not to exceed $50,000,000 (as reduced by the aggregate amount of letters of credit that on the Closing Date are outstanding and secured by any Liens incurred under Section 7.01(dd) of the Existing Credit Agreement (as in effect as of the Closing Date), for so long as such letters of credit remain so secured and outstanding);

(ee) [Reserved];

(ff) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i), (p), (v) and (ee) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03; it being agreed that the Liens permitted by clause (b) of this Section 7.01 securing obligations permitted by Section 7.03(b) shall be permitted only if (1) such Indebtedness is (x) not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (y) not guaranteed by any Subsidiaries other than the Guarantors, (2) the security agreements and guarantees relating to such Indebtedness have terms substantially the same as the terms of the Collateral Documents and the Guaranty are to the Secured Parties (with such differences as are reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender)) and (3) a Senior Representative acting on behalf of holders of such Indebtedness shall have become party to an applicable Intercreditor Agreement (as described in clause (a) of the definition thereof);

(gg) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $200,000,000 and 3.0% of Total Assets (as reduced by the aggregate amount of Indebtedness or other obligations that on the Closing Date are outstanding and secured by any Liens incurred under Section 7.01(gg) of the Existing Credit Agreement (as in effect as of the Closing Date), for so long as such Indebtedness or other obligations remain so secured and outstanding);

(hh) Liens on Collateral securing Indebtedness consisting of (i) Permitted First Lien Debt and Permitted Junior Priority Debt (including Liens on cash or Cash Equivalents in connection with the issuance thereof into escrow) and (ii) any Permitted Refinancing thereof; provided the requirements of the respective such defined terms are satisfied; and

(ii) Liens on the Collateral securing Indebtedness permitted under Section 7.03; provided that (i) such Liens shall be subordinated and junior in priority to the Liens on the Collateral in favor of the Administrative Agent under the Collateral Documents, (ii) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (if such Liens attach at the time of the incurrence of such Indebtedness) or after giving effect to the attachment of the Liens (if such Liens are granted subsequently to the incurrence of the Indebtedness secured by such Liens), the Senior Secured Net Leverage Ratio would be no greater than 5.0:1.0, (iii) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant as of the end of the most recent Test Period (regardless of whether such Financial Performance Covenant is applicable at such time) and (iv) the Administrative Agent shall enter into a collateral sharing agreement containing customary terms with the Borrower and the Person or Persons extending any such Indebtedness with such priority being on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and the Lender (it being understood that the terms of the Intercreditor Agreement are satisfactory).

The expansion of obligations secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

Notwithstanding anything to the contrary herein, Borrower shall not, nor shall the Borrower permit any Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary owned directly by a Loan Party, unless the SPV Term Facility shall concurrently be secured equally and ratably by such voting Equity Interests with the holders of such Indebtedness.

SECTION 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrower or any of the Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to, or guarantees of Indebtedness of, officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof; provided that the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time under this clause (iii) not to exceed $15,000,000 (as reduced by the aggregate principal amount of any such loans and advances that on the Closing Date are outstanding and were made under Section 7.02(b)(iii) of the Existing Credit Agreement (as in effect as of the Closing Date), for so long as such loans and advances remain outstanding);

(c) asset purchases (including purchases of inventory, supplies and materials) and the non-exclusive licensing (or, in the case of a Non-Loan Party, an exclusive license in the ordinary course of business consistent with past practice) of intellectual property pursuant to joint arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in any Loan Party and (iv) by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Secured Parties (it being understood and agreed that any Investments permitted under this clause (iv) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is ninety (90) days after the Closing Date) and (B) (I) the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding $500,000,000, as reduced by the aggregate amount of any Investments made under Section 7.02(d)(iv) of the Existing Credit Agreement (as in effect as of the Closing Date) as of the Closing Date (provided that Investments made pursuant to Section 7.02(d)(iv)) may also be made out of the Available Amount) (II) any such Investment constitutes an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Subsidiary (or vice versa) or an equity contribution of intercompany Indebtedness to such Non-Loan Party, (III) the proceeds of any such Investment is part of a series of transactions that results in such proceeds’ being paid to one or more Loan Parties (as a repayment of intercompany Indebtedness or as a dividend, distribution or other return of capital or otherwise) or invested in one or more Loan Parties or (IV) any such Investment consists of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Restricted Subsidiary is pledged to secure the Secured Obligations;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness (other than Indebtedness constituting Guarantees for the benefit of Business Successors), fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(g) Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof or contemplated on the date hereof and, in each case, set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other non-cash consideration received in connection with (x) Dispositions permitted by Section 7.05 or (y) any other disposition of assets not constituting a Disposition;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this clause (j) (each, a “Permitted Acquisition”), to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be or become Guarantors and shall have complied or shall comply with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement) and such acquired property, assets, business or Person is in a business permitted under Section 7.07;

(k) any Investment in a business permitted pursuant to Section 7.07 taken together with all other Investments made pursuant to this clause (k) that are at that time outstanding, not to exceed the greater of (x) $200,000,000 and (y) 4.0% of Total Assets at the time of such Investment, as reduced by the aggregate amount of any Investments made under Section 7.02(k) of the Existing Credit Agreement (as in effect as of the Closing Date) as of the Closing Date; provided, however, that if any Investment pursuant to this clause (k) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (j) above and shall cease to have been made pursuant to this clause (k) for so long as such Person continues to be a Restricted Subsidiary;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article III endorsements for collection or deposit and Uniform Commercial Code Article IV customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(o) additional Investments (i) that taken together with all other Investments made pursuant to this clause (i) that are at that time outstanding, not to exceed the greater of $400,000,000 and 5.0% of Total Assets, as reduced by the aggregate amount of any Investments made under Section 7.02(o)(i) of the Existing Credit Agreement (as in effect as of the Closing Date) as of the Closing Date or (ii) out of the Available Amount;

(p) Investments in any Subsidiary or joint venture (regardless of the legal form) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding, not to exceed in the aggregate at any time outstanding the greater of $75,000,000 and 1.0% of Total Assets;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments to the extent that payment for such Investments is made solely with Equity Interests of Sabre Parent;

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t) Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(v) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts;

(w) Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party in the ordinary course of business for working capital purposes in an aggregate amount at any time outstanding not to exceed $75,000,000, as reduced by the aggregate amount of any Investments made under Section 7.02(w) of the Existing Credit Agreement (as in effect as of the Closing Date) as of the Closing Date;

(x) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(y) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (d)(iv), (j), (o), (p) or (z) of this Section 7.02; and

(z) additional Investments so long as at the time of any such Investment and after giving Pro Forma Effect thereto, the Total Net Leverage Ratio determined on a Pro Forma Basis does not exceed 3.0:1.0.

Notwithstanding the foregoing, any Investments by the Borrower or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a Subsidiary that is not a Loan Party shall only be permitted to the extent that (A) the SPV Term Facility Agent (on behalf of the secured parties under the SPV Term Facility Documentation) is provided a first priority lien on such transferred assets or (B) such Investment (I) is made after the Closing Date in or to a joint venture with a bona fide business purposes with a third party, (II) consists of Cash, Cash Equivalents, or assets that are not Material Assets, and (III) does not exceed, on an aggregate basis with Dispositions made after the Closing Date in such joint ventures pursuant to Section 7.05, $75,000,000.

SECTION 7.03 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, provided that the Borrower may incur Indebtedness and any Restricted Subsidiary may incur Indebtedness (x) if the Interest Coverage Ratio for the most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred would not be less than 2.0:1.0, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant as of the end of the most recent Test Period (regardless of whether such Financial Performance Covenant is applicable at such time), in each case, as if the additional Indebtedness had been incurred and the application of the proceeds therefrom had occurred at the beginning of such Test Period; provided that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to the foregoing exception in an aggregate principal amount (taken together with all other Indebtedness of Restricted Subsidiaries that are Non-Loan Parties incurred in reliance on Section 7.03(h)) at any time outstanding in excess of $250,000,000, determined at the time of incurrence. Except as otherwise noted, the limitations set forth in the immediately preceding sentence shall not apply to any of the following items:

(a) Indebtedness of the Borrower and the Restricted Subsidiaries under the Loan Documents;

(b) (i) Indebtedness existing on the date hereof; provided that any Indebtedness that is in excess of (x) $5,000,000 individually or (y) $25,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b) that is not set forth on Schedule 7.03(b)) shall only be permitted under this clause (b) to the extent such Indebtedness is set forth on Schedule 7.03(b) and any Permitted Refinancing of such Indebtedness referred to in this clause (i) and (ii) intercompany Indebtedness outstanding on the date hereof;

(c) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is a Non-Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lender as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to Holdings, the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness incurred by any Loan Party and owed to any Restricted Subsidiary that is a Non-Loan Party shall be subordinated to the Obligations on customary terms (it being understood and agreed that any Indebtedness permitted under this clause (d) that is not already subordinated on such terms as of the Closing Date shall not be required to be so subordinated until the date that is ninety (90) days after the Closing Date);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) to finance the purchase, lease or improvement of property (real or personal), equipment or other assets that in each case are used or useful in a business permitted under Section 7.07, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, (ii) Attributable Indebtedness arising out of sale and lease back transactions and (iii) Indebtedness arising under Capitalized Leases other than those in effect on the date hereof or entered into pursuant to subclauses (i) and (ii) of this clause (e), and in each case, any Permitted Refinancing in respect thereof; provided that the aggregate principal amount of all Indebtedness incurred or issued and outstanding under this clause (e), shall not exceed the greater of $150,000,000 and 3.0% of Total Assets (in each case, determined at the date of incurrence) at any one time outstanding (as reduced by the aggregate amount of any Indebtedness that on the Closing Date is outstanding and was incurred under Section 7.03(e)(iii) of the Existing Credit Agreement (as in effect as of the Closing Date) except to the extent has been reclassified to any other section thereof pursuant to the penultimate paragraph of Section 7.03 thereof, for so long as such Indebtedness remains outstanding);

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes and Guarantees thereof;

(g) Indebtedness of the Borrower or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is unsecured or secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed the greater of $125,000,000 and 2.5% of Total Assets (as reduced by the aggregate amount of any Indebtedness that on the Closing Date is outstanding and was incurred under Section 7.03(g) of the Existing Credit Agreement (as in effect as of the Closing Date) except to the extent has been reclassified to any other section thereof pursuant to the penultimate paragraph of Section 7.03 thereof, for so long as such Indebtedness remains outstanding);

(h) (i) Indebtedness of the Borrower or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition or any other acquisition permitted pursuant to Section 7.02 or (B) incurred to finance a Permitted Acquisition or any other acquisition permitted pursuant to Section 7.02; provided that, in the case of clauses (A) and (B), after giving effect thereto, (I) either (x) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first sentence of Section 7.03 or (y) the Interest Coverage Ratio for the Borrower (determined on a Pro Forma Basis) is equal to or greater than the Interest Coverage Ratio immediately prior to such acquisition and (II) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant as of the end of the most recent Test Period; provided, further, that Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to this clause (h) in an aggregate principal amount (when taken together with all other Indebtedness of Restricted Subsidiaries that are Non-Loan Parties incurred in reliance on the first sentence of Section 7.03) at any one time outstanding in excess of $250,000,000 (as reduced by the aggregate amount of any Indebtedness that is outstanding on the Closing Date and was incurred under Section 7.03(h) of the Existing Credit Agreement (as in effect as of the Closing Date) by Non-Loan Parties except to the extent has been reclassified to any other section thereof pursuant to the penultimate paragraph of Section 7.03 thereof, for so long as such Indebtedness remains outstanding); and (ii) and any Permitted Refinancing in respect of Indebtedness previously incurred and permitted pursuant to this clause (h);

(i) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Original Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations (as defined in the Existing Credit Agreement) and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness of the Borrower or any Restricted Subsidiary;

(i) in an aggregate principal amount or liquidation preference up to 100.0% of the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than Permitted Equity Issuances made pursuant to Section 9.04(a)) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date (as determined in accordance with clause (iv) of the definition of “Available Amount”) and Permitted Refinancings of such Indebtedness incurred, issued or otherwise obtained to refinance (in whole or in part) such Indebtedness (minus the amount of any such capital contributions used to make Restricted Payments pursuant to Section 7.06); and

(ii) in an aggregate principal amount not to exceed the greater of $500,000,000 and 10.0% of Total Assets at any time outstanding (as reduced by the aggregate amount of any Indebtedness that on the Closing Date is outstanding and was incurred under Section 7.03(n)(ii) of the Existing Credit Agreement (as in effect as of the Closing Date) except to the extent has been reclassified to any other section thereof pursuant to the penultimate paragraph of Section 7.03 thereof, for so long as such Indebtedness remains outstanding);

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q) obligations in respect of self-insurance and performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of the Restricted Subsidiaries;

(s) [Reserved]

(t) [Reserved];

(u) Indebtedness of the Borrower and its Subsidiaries under the SPV Term Facility Documentation;

(v) [Reserved];

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above and (x) through (cc) below;

(x) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees and sublicensees;

(y) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary consisting of the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(z) Indebtedness in respect of (i) Permitted Subordinated Notes to the extent the Net Cash Proceeds therefrom are, except as set forth in Section 7.11(a), immediately after the receipt thereof, offered to prepay the Term Loans in accordance with Section 2.05(b) and (ii) any Permitted Refinancing in respect of Indebtedness previously incurred and permitted pursuant to this clause (z);

(aa) [reserved];

(bb) Indebtedness supported by a Letter of Credit (as defined in the Existing Credit Agreement as in effect as of the Closing Date), in principal amount not in excess of the stated amount of such Letter of Credit (as defined in the Existing Credit Agreement as in effect as of the Closing Date);

(cc) Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (b) through (cc) above, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred on such date in reliance only on the exception in clause (a) of Section 7.03.

Notwithstanding anything to the contrary herein, if the Borrower, Holdings, or any Restricted Subsidiary incurs Indebtedness (“Refinancing Indebtedness”), the proceeds of which are used to prepay the Obligations, unless the Obligations are paid off in full in cash (including the applicable Prepayment Premium), the economic terms of such Indebtedness (including but not limited to, as applicable, fees, expenses, original issue discount, prepayment premium, make-whole provisions, and payment-in-kind provisions) shall be on terms no more favorable to the lender or lenders under such Refinancing Indebtedness than the terms in favor of the Lender hereunder under the Loan Documents.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Lender (and subject to the Administrative Agent’s prior receipt of all necessary know-your-customer approvals);

(b) (i) any Restricted Subsidiary that is a Non-Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Non-Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted (provided that the surviving Person shall be a Loan Party) and (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and not materially disadvantageous to the Lender;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Lender (and subject to the Administrative Agent’s prior receipt of any necessary know-your-customer approvals), (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent (acting at the direction of the Lender)) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, if requested by the Administrative Agent (acting at the direction of the Lender), and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any Person other than the Borrower (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11; and (B) in the case of subclause (ii) only, (1) if the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which the Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Lender and (2) the Borrower shall be in compliance with the financial covenant set forth in Article VIII of the Existing Credit Agreement to the extent then applicable (calculated on a Pro Forma Basis); and

(f) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business and Dispositions of immaterial assets (including failing to pursue or allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business if, in the Borrower’s reasonable opinion, such discontinuance is desirable in the conduct of its business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) (i) Dispositions of property to Holdings, the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (A) the transferee thereof must be a Loan Party or (B) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02; and (ii) Dispositions to Holdings, the Borrower or a Restricted Subsidiary constituting debt forgiveness;

(e) (i) Dispositions permitted by Sections 7.02, 7.04 and 7.06, Liens permitted by Section 7.01 and (ii) Dispositions of property by the Borrower or a Restricted Subsidiary pursuant to sale-leaseback transactions;

(f) Dispositions of Cash Equivalents;

(g) leases, subleases, non-exclusive licenses or non-exclusive sublicenses (or, in the case of a Non-Loan Party, an exclusive license or exclusive sublicense, in the ordinary course of business consistent with past practice) (including the provision of software under an open source license), in each case in the ordinary course of business;

(h) transfers of property subject to Casualty Events;

(i) Dispositions not otherwise permitted under this Section 7.05; provided that (A) the Borrower or Restricted Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the fair market value (such fair market value to be determined in good faith by the Borrower at the time of contractually agreeing to such Disposition) and (B) with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of $75,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents); provided, however, that for the purposes of this clause (i), the following shall be deemed to be cash:

(A) any liabilities (as shown on Holdings’, the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (x) are assumed by the transferee with respect to the applicable Disposition or (y) that are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries) and, in each case, for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities, notes or other obligations received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition,

(C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or any Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and

(D) (i) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess of 5.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, (ii) any Investment received by the Borrower or a Restricted Subsidiary that is treated as an Investment pursuant to Section 7.02(k), (o) or (p) or (iii) any Investment that the Borrower shall designate, solely for the purposes of this Section 7.05(i) as a Restricted Payment pursuant to Section 7.06(n), in each case with the fair market value of each item of Designated Non-Cash Consideration, Investment or Restricted Payment being measured at the time received and without giving effect to subsequent changes in value;

(j) Dispositions listed on Schedule 7.05(j) (“Scheduled Dispositions”);

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions, discounts or forgiveness of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07;

(o) the unwinding of any Swap Contract;

(p) any Disposition of Securitization Assets to a Securitization Subsidiary.

(q) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(s) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions reasonably requested by the Borrower in order to effect the foregoing (it being agreed that, if the Borrower requests that the Administrative Agent take any action to effect the foregoing, the Administrative Agent may request that Borrower provide (and, in such case, the Borrower shall provide) the Administrative Agent with a certificate signed by a Responsible Officer of the Borrower certifying that the transaction giving rise to such release is permitted by the Loan Documents, and the Secured Parties hereby authorize the Administrative Agent to rely on such certificate in delivering any such Lien releases requested by the Borrower).

Notwithstanding the foregoing, any Disposition by Holdings, the Borrower or any of its Restricted Subsidiaries to an Unrestricted Subsidiary or a Subsidiary that is not a Loan Party shall only be permitted to the extent that (A) the SPV Term Facility Agent (on behalf of the secured parties under the SPV Term Facility Documentation) is provided a first priority lien on such transferred assets or (B) such Disposition (I) is made after the Closing Date in or to a joint venture with a bona fide business purposes with a third party, (II) consists of Cash, Cash Equivalents, or assets that are not Material Assets, and (III) does not exceed, on an aggregate basis, when combined with Investments made after the Closing Date in such any joint venture pursuant to Section 7.02, $75,000,000.

SECTION 7.06 Restricted Payments. Pay or make, directly or indirectly, any Restricted Payment, except:(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower may (i) redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lender, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lender as those contained in the Equity Interests redeemed thereby or (ii) the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person; provided that after giving effect to any action pursuant to clause (i) and (ii) above, the same percentage of the Equity Interests of the Borrower or the respective Restricted Subsidiary are pledged pursuant to the Collateral Documents as were so pledged immediately prior thereto;

(c) [Reserved];

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04, 7.08 or 7.11;

(e) repurchases of Equity Interests in Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding taxes on such repurchases;

(f) so long as no Event of Default has occurred and is continuing at such time, the Borrower may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent of Holdings) by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings (or any direct or indirect parent company of the Borrower) or any of its Subsidiaries so long as such purchase is pursuant to an in accordance with the terms of any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries;

(g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i) the proceeds of which will be used to pay the tax liability to each foreign, federal, state or local jurisdiction in respect of consolidated, combined, unitary or affiliated returns for such jurisdiction of Holdings (or such direct or indirect parent) attributable to the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used to pay operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay costs, fees and expenses (other than to Affiliates) related to any equity or debt offering permitted by this Agreement (whether or not successful); and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(h) the Borrower or any of the Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) [reserved];

(j) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(k) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8;

(l) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any of their respective future, present or former employees, directors, managers or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of their respective Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(m) [Reserved];

(n) other Restricted Payments (i) in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.11(a)(iv)(A), (2) loans and advances to Holdings or any direct or indirect parent of Holdings made pursuant to Section 7.02(n) in lieu of Restricted Payments permitted by this clause (n)(i) and (3) Investments designated by the Borrower as a Restricted Payment pursuant to Section 7.05(i)(D), not to exceed the greater of (x) $175,000,000 and (y) (so long as at the time of incurrence and after giving Pro Forma Effect thereto, the Total Net Leverage Ratio would not exceed 6.0:1.0) 3.0% of Total Assets, as reduced by the aggregate amount utilized under Section 7.03(n)(i) of the Existing Credit Agreement (as in effect as of the Closing Date) as of the Closing Date and (ii) out of the Available Amount;

(o) beginning on the fifth anniversary of the date of issuance of any Qualified Holding Company Debt, the Borrower may pay dividends to Holdings the proceeds of which are promptly applied by Holdings to fund cash interest payments on Qualified Holding Company Debt, so long as on a Pro Forma Basis after giving effect to the payment of such dividends (i) the Senior Secured First-Lien Net Leverage Ratio for the most recently ended Test Period would not be greater than 4.5:1.0 and (ii) the Interest Coverage Ratio for the most recently ended Test Period would not be less than 1.75:1.0; and

(p) other Restricted Payments, so long as at the time of incurrence and after giving Pro Forma Effect thereto, the Total Net Leverage Ratio determined on a Pro Forma Basis does not exceed 3.0:1.0;

Notwithstanding the foregoing, none of the Borrower and its Restricted Subsidiaries shall make any Restricted Payments (A) if the Total Net Leverage Ratio is greater than 5.00:1.00 or (B) during the PIK/Cash Interest Election Period, in each case of clauses (A) and (B), other than Restricted Payments of the type described in Sections 7.06(b), (d), (e), (f), (g), (h) and (l).

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto or reasonable extensions thereof.

SECTION 7.08 Transactions with Affiliates. Enter into any transaction or series of related transactions of any kind with any Affiliate of the Borrower, involving aggregate payments or consideration in excess of $35,000,000, whether or not in the ordinary course of business, other than:

(a) transactions between or among Holdings, the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction;

(d) the issuance of Equity Interests not prohibited under this Agreement;

(e) [Reserved];

(f) Investments permitted under Section 7.02;

(g) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(h) payments by the Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such direct or indirect parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(j) any agreement, instrument or arrangement as in effect as of the Closing Date and, to the extent involving aggregate consideration in excess of $5,000,000 individually or $25,000,000 in the aggregate, set forth on Schedule 7.08 and any amendment to any of the foregoing (so long as any such amendment is not disadvantageous to the Lender when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower);

(k) Restricted Payments permitted under Section 7.06;

(l) [Reserved];

(m) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08;

(n) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Management Stockholder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(o) [Reserved];

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(q) (i) payments, Indebtedness (and cancellation of any thereof) of the Borrower and the Restricted Subsidiaries and preferred stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings (or any direct or indirect parent thereof), the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, (ii) any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and (iii) any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) that are, in each case, approved by the Borrower in good faith;

(r) (i) tax sharing agreements among one or more of the Borrower, the Subsidiaries of the Borrower, the Borrower’s direct or indirect parent and such parent’s other Subsidiaries and payments thereunder by the Borrower and its Subsidiaries on customary terms to the extent attributable to the ownership and operations of the Borrower and its Subsidiaries and (ii) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an officer’s certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any provision of this Agreement; provided that, prior to entering into a tax sharing agreement described in clause (i) or a transaction described in clause (ii), the Borrower has obtained the written consent of the Administrative Agent, such consent not to be unreasonably withheld; and

(s) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the Disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 7.05 or entered into with any Business Successor, in each case, that the Borrower determines in good faith is either fair to the Borrower or otherwise on customary terms for such type of arrangements in connection with similar transactions.

SECTION 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is a Non-Loan Party to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lender with respect to the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(i) (A) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii) (A) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary and (B) any permitted modification, replacement, renewal, extension or refinancing of such Contractual Obligation so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation; provided that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.13;

(iii) represent Indebtedness of a Restricted Subsidiary which is a Non-Loan Party which is permitted by Section 7.03;

(iv) arise in connection with any Lien permitted by Section 7.01(u), any Disposition permitted by Section 7.05 (but only as to the assets subject to such Disposition);

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;

(vi) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b)(i), 7.03(e), 7.03(g), 7.03(h), 7.03(n), 7.03(r), 7.03(u) or 7.03(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) or 7.03(h) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xi) are customary restrictions contained in any documentation governing the Indebtedness permitted under Section 7.03(s) and (aa); and

(xii) relate to cash or other deposits permitted under Section 7.01.

SECTION 7.10 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Lender, in which case, the Borrower and the Administrative Agent (acting at the direction of the Lender) will, and are hereby authorized by the Lender to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.11 Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Permitted Subordinated Notes or any other indebtedness owing to a third party that does not have a first priority lien on the Collateral (as defined in the Security Agreement) other than the Borrower’s 4.00% Senior Exchange Notes due 2025 (collectively, the “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing, to the extent not required to prepay any Term Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of any Permitted Subordinated Notes issued by the Borrower or any Restricted Subsidiary to Holdings, the Borrower or any Restricted Subsidiary and the prepayment of Permitted Subordinated Notes with the proceeds of other Permitted Subordinated Notes, (iv) so long as no Default shall have occurred and be continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity (A) in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to Section 7.06(n)(i) and (2) loans and advances to Holdings made pursuant to Section 7.02(n), not to exceed the sum of the greater of $175,000,000 and 2.5% of Total Assets, as reduced by the aggregate amount utilized under Section 7.11(a)(iv)(A) of the Existing Credit Agreement (as in effect as of the Closing Date) as of the Closing Date and (B) out of the Available Amount and (v) any such Indebtedness if (after giving effect to such prepayment, redemption, purchase or defeasance) the Senior Secured First-Lien Net Leverage Ratio is not greater than 4.0:1.0 and the Total Net Leverage Ratio is not greater than 4.5:1.0; provided that, notwithstanding the foregoing, none of the Borrower and its Restricted Subsidiaries shall make any such prepayment, redemption, purchase, defeasement or otherwise satisfy such Junior Financing (A) if the Total Net Leverage Ratio is greater than 5.00:1.00 or (B) during the PIK/Cash Interest Election Period.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lender, any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an outstanding principal amount greater than $50,000,000 (other than as a result of any Permitted Refinancing of such Indebtedness in respect thereof) without the consent of the Administrative Agent (acting at the direction of the Lender) (which consent shall not be unreasonably withheld or delayed).

SECTION 7.12 Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than:

(i) those incidental to its ownership of the Equity Interests of the Borrower;

(ii) the maintenance of its legal existence and general operating (including the ability to incur fees, costs and expenses relating to such maintenance and general operating including professional fees for legal, tax and accounting issues);

(iii) the performance of its obligations, including the incurrence of liabilities, with respect to the Loan Documents, any Permitted Subordinated Notes, or any Qualified Holding Company Debt,

(iv) any public offering of its common stock or any other issuance of its Equity Interests or any corporate transaction permitted under Section 7.04,

(v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries or its direct or indirect parent companies;

(vi) any transaction that Holdings is permitted to enter into or consummate under this Article VII and any transaction between Holdings and the Borrower or any Restricted Subsidiary permitted under this Article VII, including:

(A) making any dividend or distribution or other transaction similar to a Restricted Payment not prohibited by Section 7.06 (or the making of a loan to any direct or indirect parent of Holdings in lieu of any such dividend or distribution or other transaction similar to a Restricted Payment) or holding any cash received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings in the manner contemplated by Section 7.06 (including the redemption in whole or in part of any of its Equity Interests (other than Disqualified Equity Interests) in exchange for another class of Equity Interests (other than Disqualified Equity Interests) or rights to acquire its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests (other than Disqualified Equity Interests));

(B) making any Investment to the extent (1) payment therefor is made solely with the Equity Interests of Holdings (other than Disqualified Equity Interests ), the proceeds of Restricted Payments received from the Borrower and/or proceeds of the issuance of, or contribution in respect of the, Equity Interests (other than Disqualified Equity Interests ) of Holdings and (2) any property (including Equity Interests ) acquired in connection therewith is contributed to the Borrower or a Guarantor (or, if otherwise permitted by Section 7.02, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged with the Borrower or a Restricted Subsidiary; and

(C) the (w) provision of guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantees shall not be in respect of debt for borrowed money, (x) incurrence of Indebtedness of Holdings representing deferred compensation to employees, consultants or independent contractors of Holdings and unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the retirement, acquisition, repurchase, purchase or redemption of Equity Interests of Holdings, (y) incurrence of guarantees and the performance of its other obligations in respect of Indebtedness incurred pursuant to Section 7.03(a) or Section 7.03(aa) (and any Permitted Refinancings thereof) and (z) granting of Liens to the extent the Indebtedness contemplated by subclause (y) is permitted to be secured under Sections 7.01(a), (gg), and (hh);

(vii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, or any direct or indirect parent of Holdings and its Subsidiaries;

(viii) holding any cash or property received in connection with Restricted Payments made by the Borrower or any Restricted Subsidiary in accordance with Section 7.06 pending application thereof by Holdings,

(ix) providing indemnification to officers and directors of Holdings or any of its direct or indirect parent companies;

(x) conducting, transacting or otherwise engaging in any business or operations of the type that it conducts, transacts or engages in on the Closing Date;

(xi) provide Guarantees of any direct or indirect parent company of Holdings or any Business Successor; and

(xii) activities incidental to the businesses or activities described in the foregoing clauses (i) through (xi);

provided, that notwithstanding the foregoing, Holdings shall not create or acquire (by way of merger, consolidation or otherwise) any material direct Subsidiaries other than the Borrower or any holding company for the Borrower.

SECTION 7.13 Certain Amendments. Modify or permit to be modified in a manner adverse to the Lender or the SPV Term Facility Lenders, the (i) terms of the Intercompany Agreements (as defined in the SPV Term Facility), (ii) Intercreditor Agreement or (iii) the Loan Documents (as defined in the SPV Term Facility).

SECTION 7.14 Sanctions. Directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner, in each case, that will result in a violation by a Person (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

SECTION 7.15 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Borrowing for any purpose which would breach the FCPA, the UK Bribery Act 2010, and/or other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII

[Reserved]

ARTICLE IX

Events of Default and Remedies

SECTION 9.01 Events of Default. Each of the events referred to in clauses (a) through (j) of this Section 9.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document or (iii) when and as required to be paid herein, any amount required to be prepaid ; or

(b) Specific Covenants. The Borrower or, in the case of Section 7.12, Holdings, fails to perform or observe any term, covenant or agreement contained in:

(i) any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.16, or 6.17 or Article VII; or

(ii) [reserved]; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of (i) any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, (ii) the SPV Term Facility or (iii) the Existing First Lien Obligations, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness specified in clause (A), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements), the effect of which default or other event is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or any Loan Party or any Restricted Subsidiary admits in writing its inability to pay its debts (other than any intercompany debt) in excess of the Threshold Amount as they become due; or

(g) Judgments. There is entered against Holdings, the Borrower or any Specified Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in unsatisfied liability of Holdings, the Borrower or their respective ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) Holdings, the Borrower or their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Collateral Documents. (A) Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or the Lender or the satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Commitment), or purports in writing to revoke or rescind any Collateral Document; (B) any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (it being agreed, for the avoidance of doubt, that the Administrative Agent shall not have any duty or obligation to file Uniform Commercial Code continuation statements) and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (C) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement or any nonconsensual Liens arising solely by operation of Law or as otherwise permitted hereunder; or

(j) Change of Control. There occurs any Change of Control.

(k) Intercreditor Agreement. The Intercreditor Agreement (as in effect as of the Closing Date) is amended without the consent of the Administrative Agent (acting at the direction of the Lender); provided that, joinders of additional series of Indebtedness in accordance with the terms of such Intercreditor Agreement (as in effect as of the Closing Date) shall not be deemed to be an amendment to the Intercreditor Agreement.

SECTION 9.02 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing (other than an Event of Default under Section 9.01(b)(ii) unless the conditions in the proviso contained therein have been satisfied), the Administrative Agent shall, at the request of the Lender, take any or all of the following actions:

(i) [Reserved];

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) [Reserved]; and

(iv) exercise on behalf of itself and the Lender all rights and remedies available to it and the Lender under the Loan Documents or applicable Law;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or the Lender.

(b) [Reserved].

(c) [Reserved].

SECTION 9.03 Application of Funds. (a) After any exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, premium (including the Prepayment Premium), indemnities and other amounts (other than principal and interest) payable to the Lender (including Attorney Costs payable under Section 11.05 and amounts payable under Article III);

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans;

Fifth, to the payment of all other Secured Obligations of the Loan Parties and Guarantors that are due and payable to the Administrative Agent and the Lender on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law; provided, in each case, that for the avoidance of doubt, in no event shall the proceeds of any Collateral pledged by a Guarantor be applied to payment of any Excluded Swap Obligations (as defined in the Security Agreement) of such Guarantor.

ARTICLE X

Administrative Agent and Other The Administrative Agent

SECTION 10.01 Appointment and Authorization of The Administrative Agent.

(a) The Lender hereby irrevocably appoints and designates Wilmington Trust, National Association to act on its behalf as the Administrative Agent under this Agreement and the other Loan Documents, and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with the Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and the Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) the Lender for purposes of acquiring, holding and enforcing (if then in effect, subject to the terms of any Intercreditor Agreement) any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto, and all references to “Administrative Agent” in this Article X shall be read as including a reference to the Administrative Agent acting as “collateral agent”. Without limiting the generality of the foregoing, the Lender hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lender.

(d) Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent, as applicable, under this Agreement and the other Loan Documents and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

SECTION 10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through its agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through its Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to any Agent-Related Person, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agent, sub-agent or attorney-in-fact.

SECTION 10.03 Liability of The Administrative Agent.

(a) No Agent-Related Person shall (x) be liable for any action taken or omitted to be taken by any of them except for its own gross negligence or willful misconduct, as determined by the final and nonappealable judgment of a court of competent jurisdiction, (y) be liable for any action taken or not taken by it with the consent or at the request of the Lender or (z) be responsible in any manner to the Lender or participant for, or have any duty to inquire into, (i) any recital, statement, representation or warranty made by any Loan Party, any Guarantor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (ii) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, (iii) the existence, value, sufficiency or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or (iv) for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.

(b) No Agent-Related Person shall be under any obligation to the Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(c) No Agent-Related Person shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Lender, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

(d) No Agent-Related Person shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(e) No Agent-Related Person shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

(f) No Agent-Related Person shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Collateral Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

(g) In no event shall any Agent-Related Person be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent’s control whether or not of the same class or kind as specified above.

(h) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than that the Administrative Agent shall confirm receipt of items expressly required to be delivered to the Administrative Agent.

(i) No Agent-Related Person shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Loan Document to which the Administrative Agent is a party, whether or not an original or a copy of such agreement has been provided to the Administrative Agent.

(j) Nothing in this Agreement or any other Loan Document shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the Loan Documents.

(k) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to competitors of the Loan Parties or their Subsidiaries. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether the Lender or Participant or prospective Lender or Participant is a competitor of a Loan Party or a Subsidiary thereof or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any competitor of a Loan Party or a Subsidiary thereof.

(b) The Administrative Agent shall not have any duty or obligation to calculate the Prepayment Premium.

SECTION 10.04 Reliance by The Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement, order from any court or Governmental Authority or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent, and shall not incur any liability for relying thereon. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lender against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lender and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lender.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, the Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender unless the Administrative Agent shall have received notice from the Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lender, unless the Administrative Agent shall have received written notice from the Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lender of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Lender in accordance with Article IX; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lender.

SECTION 10.06 Credit Decision; Disclosure of Information by The Administrative Agent. The Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent-Related Person to the Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. The Lender represents to the Administrative Agent that it has, independently and without reliance upon the Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. The Lender also represents that it will, independently and without reliance upon the Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lender by the Administrative Agent herein, such Agent shall not have any duty or responsibility to provide the Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Agent-Related Person.

SECTION 10.07 Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lender shall indemnify upon demand the Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless the Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to the Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by the Lender or any other Person. Without limitation of the foregoing, the Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lender shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 10.07 shall survive termination of the Commitment, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 10.08 The Administrative Agent in their Individual Capacities. Wilmington Trust, National Association and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties, the Guarantors and their respective Affiliates as though Wilmington Trust, National Association were not the Administrative Agent and without notice to or consent of the Lender. The Lender acknowledges that, pursuant to such activities, Wilmington Trust, National Association or its Affiliates may receive information regarding any Loan Party, any Guarantor or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Guarantor or such Affiliate) and acknowledges that the Administrative Agent shall be under no obligation to provide such information to them.

SECTION 10.09 Successor The Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon at least thirty (30) days’ prior written notice to the Lender and the Borrower. If the Administrative Agent is in material breach of its obligations hereunder as Administrative Agent, then the Administrative Agent may be removed as the Administrative Agent at the request of the Lender. If at any time, the Administrative Agent is a Defaulting Lender (as defined in the SPV Term Facility Documentation), the Administrative Agent may be removed as the Administrative Agent hereunder by the Borrower upon fifteen (15) days’ notice to the Lender and the Administrative Agent. Such removal shall take effect upon the appointment of a successor Administrative Agent as provided below.

Upon receipt of any such notice of resignation or upon such removal, the Lender shall appoint from among the Lender a successor agent for the Lender, which successor agent shall be (a) a bank with an office in the United States or an Affiliate of any such bank with an office in the United States, and (b) consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).

If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, then the retiring Administrative Agent may (but shall not be required to) appoint, after consulting with the Lender and with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required during the existence of an Event of Default under Section 9.01(f) or (g)), a successor agent, which shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States, from among the Lender.

Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring or removed Administrative Agent (except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent) and the term “Administrative Agent,” shall mean such successor administrative agent and the retiring or removed Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring or removed Administrative Agent’s resignation hereunder as the Administrative Agent or the removal of the Administrative Agent as provided herein, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents (including in performing its duties and obligations specified in the parenthetical in the immediately succeeding paragraph).

If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) Business Days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and the Lender shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lender appoint a successor agent as provided for above.

Upon the acceptance of any successor’s appointment as the Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Lender may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring (or retired) Administrative Agent, to the extent not previously discharged, shall be discharged from its duties and obligations under the Loan Documents.

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article X shall continue in effect for its benefit, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent (including in performing its duties and obligations specified in the parenthetical in the fifth paragraph of this Section 10.09).

SECTION 10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of the Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the Lender or to authorize the Administrative Agent to vote in respect of the claim of the Lender in any such proceeding.

SECTION 10.11 Witholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to the Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of the Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because the Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), the Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, and shall make payable in respect thereof within 30 days after demand therefor, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent shall be conclusive absent manifest error. The Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to the Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.11. The agreements in this Section 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, this Section 10.11 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

SECTION 10.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies the Lender or a Secured Party, or any Person who has received funds on behalf of the Lender or a Secured Party (the Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to the Lender, such Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.12 and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), the Lender or any Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns) agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that the Lender or such Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clause (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) the Lender or such Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any circumstances described in the immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.12(a) or on whether or not an Erroneous Payment has been made.

(c) The Lender or each Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to the Lender or such Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to the Lender or such Secured Party under any Loan Document or from any other source against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d) The parties hereto agree that (x) in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of the Lender or such Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”), (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Secured Obligations, the Secured Obligations or any part thereof that was so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided that this Section 10.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x), (y) and (z) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment of the Obligations.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitment and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

SECTION 10.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Sections 11.04 and 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

(d) No Secured Party not party to this Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty or any Collateral Document) other than in its capacity as Lender and, in such case, only to the extent expressly provided in the Loan Documents. By accepting the benefits of the Collateral and/or any Guaranty, each Secured Party not party to this Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made to a Secured Party not party to this Agreement unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of such Secured Obligations. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made to a Secured Party not party to this Agreement in the case of a release of liens and guarantees in connection with the payment in full in cash of the Obligations (other than contingent indemnification obligations for which no claim has been made) and the termination of the Commitment.

ARTICLE XI

Miscellaneous

SECTION 11.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender (or, with the written consent of the Lender, the Administrative Agent) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a) extend or increase the Commitment of the Lender without the written consent of the Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitment shall not constitute an extension or increase of any Commitment of the Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 to the Lender without the written consent of the Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document to the Lender without the written consent of the Lender directly and adversely affected thereby, it being understood that any change to the definitions of Interest Coverage Ratio, Total Net Leverage Ratio, Senior Secured Net Leverage Ratio or Senior Secured First-Lien Net Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that, only the consent of the Lender shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) [Reserved].

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, or as permitted under Section 11.15 or any Collateral Document, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of the Lender;

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, or as permitted under Section 11.15 or any Collateral Document, release all or substantially all of the aggregate value of the Guarantees without the written consent of the Lender;

(g) change the currency in which any Loan is denominated without the written consent of the Lender holding such Loans; or

(h) require the Lender to make available Interest Periods longer than six months without the written consent of the Lender.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Lender, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (it being agrered that any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Administrative Agent).Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 11.01 shall apply equally to the Lender and shall be binding on the Loan Parties, the Lender, the Administrative Agent and all future holders of the Loans and Commitment.

Notwithstanding the foregoing, any Intercreditor Agreement may be amended (or amended and restated, with only the written consent of the Administrative Agent (acting at the direction of the Lender), any Senior Representatives thereunder and the Borrower, and without the consent of any Lenders to add the Senior Representatives of any Permitted First Priority Refinancing Debt or any Permitted Second Priority Refinancing Debt as parties to such Intercreditor Agreement, it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent (acting at the direction of the Lender), are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in Section 11.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent (acting at the direction of the Lender) and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent (acting at the direction of the Lender) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, (iv) to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose.

SECTION 11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites), and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites) or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to the Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites) or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic communication (including electronic mail address, FpML messaging, and Internet or intranet websites) (which form of delivery is subject to the provisions of Section 11.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lender.

(c) Reliance by The Administrative Agent and Lender. The Administrative Agent and the Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent-Related Person and the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) the Lender may be “public-side” Lender (i.e., a Lender that does not wish to receive material non-public information with respect to the Borrower or its securities) (a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to a Public Lender shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lender to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all financial statements and certificates furnished pursuant to Section 6.01, Section 6.02 and Section 6.03.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, THE LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 11.03 No Waiver; Cumulative Remedies. No failure by the Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 11.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lender for all reasonable and documented out of pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of (x) one primary counsel to the Administrative Agent and, if reasonably necessary, one local and foreign counsel to the Administrative Agent in each relevant jurisdiction and (y) one primary counsel to the Lender and one local and foreign counsel to the Lender in each relevant jurisdiction, in the case of an actual conflict of interest, one additional counsel to the affected parties taken as a whole, and (b) to pay or reimburse the Administrative Agent, each other Agent and the Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of (x) one primary counsel to the Administrative Agent and, if reasonably necessary, one local and foreign counsel to the Administrative Agent in each relevant jurisdiction and (y) one primary counsel to the Lender and, if reasonably necessary, one local and foreign counsel to the Lender in each relevant jurisdiction). The foregoing costs shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other documented out-of-pocket expenses incurred by the Administrative Agent. The agreements in this Section 11.04 shall survive the termination of the Commitment and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party or such Guarantor by the Administrative Agent in its sole discretion.

SECTION 11.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, the Lender and their respective Affiliates, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, reasonable and documented or invoiced out-of-pocket fees and expenses, and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of Attorney Costs, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one counsel to the Administrative Agent and its Agent-Related Persons taken as a whole and, if reasonably necessary, a single local counsel for the Administrative Agent and its Agent-Related Persons taken as a whole in each relevant jurisdiction and (y) one counsel to all other Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all other Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including the Administrative Agent’s performance of duties under Section 2.11, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith (other than in the case of the Administrative Agent and its Agent-Related Persons) or willful misconduct of such Indemnitee or Related Indemnified Person, as determined by a court of competent jurisdiction in a final and non-appealable judgment, (y) other than in the case of the Administrative Agent and its Agent-Related Persons, a material breach of any obligations under any Loan Document by such Indemnitee or Related Indemnified Person, as determined by a court of competent jurisdiction in a final and non-appealable judgment, or (z) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of the Borrower or their Subsidiaries. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith (other than in the case of the Administrative Agent and its Agent-Related Persons) or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 shall be paid within 30 days after written demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final, non-appealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 11.05. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 11.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or the Lender, or the Administrative Agent or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor Holdings may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 11.07 (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person who, upon becoming the Lender hereunder, would constitute any of the foregoing Persons described in this clause (i), (ii) a Person that the Borrower has previously identified in a written notice to the Administrative Agent as a competitor of any Loan Party and its Subsidiaries or (iii) a natural person. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to a single assignee (the “Assignee”) all (and not less than all) of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to a Person that the Borrower has previously identified in a written notice to the Administrative Agent as a competitor of any Loan Party and its Subsidiaries) not to be unreasonably withheld or delayed, it being understood that the Borrower shall have the right to delay or withhold its consent if, in order for such assignment to comply with applicable Law, the Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Authority) of

(A) the Borrower; and

(B) the Administrative Agent (which consent shall be subject to the prior written approval of SPV Term Facility Agent (acting at the direction of the “Required Lenders” as defined in the SPV Term Facility Documentation)).

(ii) Assignments shall be subject to the following additional conditions:

(A) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than a Dollar Amount equal to the total unused Commitment and the outstanding Loans;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee in the case of any assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and its applicable tax form and, if requested by the Administrative Agent, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(D) the Assignee shall comply with Section 3.01(b) and (c) or Section 3.01(d) and (e), as applicable; and

(E) no assignment may be made to Holdings, the Borrower, any Subsidiary or any Affiliate of Holdings.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitment on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender, and the Commitment of, and principal amounts (and related interest amounts) of the Loans (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to its own Loans, the Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a natural person) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 11.08 Confidentiality. Each of the Administrative Agent and the Lender agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or any self-regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 11.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 11.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating the Lender or its Affiliates; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from the Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their subsidiaries or its business, other than any such information that is publicly available to the Administrative Agent or the Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Each of the Administrative Agent and the Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 11.09 Setoff. In addition to any rights and remedies of the Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, the Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, the Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to the Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or the Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by the Lender or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of Holdings. The Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lender may have.

SECTION 11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic imaging means (e.g. “pdf” or “tif”) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 11.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lender in any other Loan Document shall not be deemed a conflict with this Agreement.

SECTION 11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and the Lender, regardless of any investigation made by the Administrative Agent or the Lender or on their behalf and notwithstanding that the Administrative Agent or the Lender may have had notice or knowledge of any Default at the time of any Credit Extension and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 11.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.15 Termination and Release of Collateral.

(a) The Lender hereby irrevocably agree that (i) the Liens on any Collateral granted to the Administrative Agent by the Loan Parties shall be released as permitted under and pursuant to the Security Agreement and (ii) any Guarantor shall be released from its obligations under the applicable Guaranty as permitted under and pursuant to the Loan Documents; provided, that no Guarantor shall cease to be a Guarantor hereunder solely because it ceases to be Wholly Owned absent a bona fide business purpose.

(b) Any such release under clause (a) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(c) The Lender hereby authorize the Administrative Agent to execute and deliver any instruments, documents, consents, acknowledgements and agreements reasonably requested by the Borrower to evidence and/or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 11.15, all without the further consent or joinder of the Lender (it being agreed that if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower certifying that the transactions giving rise to such release is permitted by the Loan Documents, which certificate the Administrative Agent may rely upon in providing any such requested releases.

SECTION 11.16 Electronic Execution of Assignments and Certain Other Documents

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 11.17 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY (IN THE BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES NOT TO COMMENCE ANY SUCH LEGAL ACTION OR PROCEEDING IN ANY OTHER JURISDICTION, TO THE EXTENT PERMITTED BY APPLICABLE LAW. THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 11.18 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 11.19 Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by the Lender (or counsel to the Lender) that the Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower and Holdings, the Administrative Agent and the Lender and their respective successors and assigns. Notwithstanding the foregoing, the parties hereto agree that (a) the SPV Term Facility Agent and the SPV Term Facility Lenders are express third-party beneficiaries of, and may enforce, the provisions in this Agreement that are expressly in their favor, and (b) that the provisions in this Agreement that are expressly in favor of the SPV Term Facility Agent and/or the SPV Term Facility Lenders and the definitions “SPV Term Facility Agent” and “SPV Term Facility Lenders” (and any other provisions of this Agreement to the extent a modification thereof would adversely modify the substance of any of the foregoing as it affects the SPV Term Facility Agent and SPV Term Facility Lenders) shall not be materially amended, waived or otherwise modified, in each case, in any way adverse to the SPV Term Facility Agent and SPV Term Facility Lenders without the prior written consent of the SPV Term Facility Agent (acting at the direction of the SPV Term Facility Lenders holding a majority of loans under the SPV Term Facility) and the SPV Term Facility Lenders holding a majority of loans under the SPV Term Facility.

SECTION 11.20 [Reserved].

SECTION 11.21 Lender Action.

The Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 11.20 are for the sole benefit of the Lender and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 11.22 USA PATRIOT Act.

The Lender and the Administrative Agent hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 11.23 Intercreditor Agreements.

(a) THE LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO ANY INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF ANY INTERCREDITOR AGREEMENT.

(b) THE LENDER HEREBY ACKNOWLEDGE THAT (A) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE COLLATERAL DOCUMENTS, THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES UNDER SUCH COLLATERAL DOCUMENTS WILL BE, UPON EXECUTION BY THE ADMINISTRATIVE AGENT, SUBJECT TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT AND (B) IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT SHALL CONTROL. THE LENDER HEREBY AUTHORIZE THE ADMINISTRATIVE AGENT, AS APPLICABLE, TO TAKE SUCH ACTIONS, INCLUDING MAKING FILINGS AND ENTERING INTO AGREEMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY COLLATERAL DOCUMENT, AS MAY BE NECESSARY OR DESIRABLE TO REFLECT THE INTENT OF THIS SECTION 11.23(b).

(c) THE PROVISIONS OF THIS SECTION 11.23 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY AND REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT, THE LENDER AND THE BORROWER AS PERMITTED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO ANY INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. THE LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF ANY INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO THE LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT.

SECTION 11.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by;

(b) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(c) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SABRE HOLDINGS CORPORATION,
as Holdings

By:	/s/ Brian Evans
Name: Brian Evans
Title: Vice President and Treasurer

SABRE GLBL INC., as Borrower

By:	/s/ Brian Evans
Name: Brian Evans
Title: Vice President and Treasurer

[Signature Page to First Lien Pari Passu Credit Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GETTHERE INC.

GETTHERE L.P.

LASTMINUTE.COM HOLDINGS, INC.

LASTMINUTE.COM LLC

SABRE INTERNATIONAL NEWCO, INC.

SABREMARK GP, LLC

SABREMARK LIMITED PARTNERSHIP

TVL COMMON, INC.

SABRE GDC, LLC

PRISM TECHNOLOGIES, LLC

PRISM GROUP, INC

NEXUS WORLD SERVICES, INC.

IHS US INC.

INNLINK LLC

TRAVLYNX LLC

RSI MIDCO, INC.

RADIXX SOLUTIONS INTERNATIONAL, INC.

TVL HOLDINGS, INC.

TVL LLC

TVL HOLDINGS I, LLC

TVL LP

as Guarantors

By:	/s/ Brian Evans
Name: Brian Evans
Title: Treasurer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SABRE FINANCING BORROWER, LLC,
as Lender

By:	/s/ Brian Evans
Name: Brian Evans
Title: Treasurer

[Signature Page to First Lien Pari Passu Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ David Bergstrom
Name: David Bergstrom
Title: Vice President

Address:

77 Upper Rock Circle, 8th floor
Rockville, MD 20850
Attention: Teisha Wright
Email: twright4@wilmingtontrust.com

[Signature Page to First Lien Pari Passu Credit Agreement]